As filed with the Securities and Exchange Commission on November 24, 2004

Registration Statement No. 333-__________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SKYBRIDGE WIRELESS, INC.
(Name of Small Business Issuer in its Charter)

Nevada	3663	88-0391722
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Class Code)	(I.R.S. Employer Identification No.)

6565 Spencer St.
Suite 205
Las Vegas, Nevada 89119
(Address and telephone number of principal executive offices and principal place of business)

James A. Wheeler, Chief Executive Officer
6565 Spencer Street
Suite 205
Las Vegas, NV 89119
Telephone: (702) 897-8704
(Name, address, and telephone number of agent for service)

Copies to:

David Lubin, Esq.
David Lubin & Associates
92 Washington Avenue
Cedarhurst, NY 11516
Telephone: (516) 569-9629
Facsimile No.: (516) 569-5053

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per security	Proposed maximum aggregate offering price (1)	Amount of Registration fee
Common stock, $0.001 par value	403,038,674	(2)	$.011(3)	$4,433,425.41	$561.71
Common stock, $0.001 par value	37,037,037	(4)	$.0135(4)	$499,999.99	$63.35
Common stock, $0.001 par value	11,250,000	(5)	$.02(3)	$225,000	$28.51
Total	451,325,711			$1,168,425.40	$653.57

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Represents our good faith estimate of the number of shares that are issuable to Globalvest Partners, LLC pursuant to the delivery of put notices by SkyBridge Wireless, Inc. pursuant to a Private Equity Credit Agreement, including 3,038,674 shares which were issued as a one-time commitment fee to Globalvest. For purposes of this table the Registrant has assumed a sales price of $0.011 per share.

(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c). Represents the average of the bid and ask price for the common stock of $.02, as reported on the OTC Bulletin Board on November 17, 2004.

(4)	Represents our good faith estimate of the number of shares that are issuable to selling security holders pursuant to the conversion of an aggregate of $500,000 of convertible debentures. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the debentures. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the debenture to account for market fluctuations. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price, result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(5)	Represents shares of common stock held by selling shareholders.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated November __, 2004

PROSPECTUS

451,325,711 Shares of Common Stock

SkyBridge Wireless, Inc.

This prospectus relates to the resale of up to 451,325,711 shares of our common stock by the selling security holders identified in this prospectus. The common stock covered by this prospectus includes up to 400,000,000 shares of common stock issuable from time to time to Globalvest Partners, LLC, a limited liability company organized under the laws of the state of New York. We are also registering for resale up to 37,037,037 shares of our common stock issuable upon the conversion of convertible debentures held by certain persons who are, or will become, shareholders. The convertible notes are convertible into our common stock at the lower of $.0135 or 75% of the average of the three lowest 3 bid prices for the common stock for the 20 trading days prior to the conversion date. The selling security holders may sell one or more of the shares offered hereunder from time to time in the principal market on which shares of our common stock are traded at the prevailing market price or in negotiated transactions. This registration statement will allow them to do so. We are not selling any shares in connection with this offering and will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of shares under the Private Equity Credit Agreement that we have entered into with Globalvest, which permits us to “put” up to $4.5 million dollars in shares of common stock to Globalvest. At no time will Globalvest own shares sufficient to make it an “affiliate” of our company within the meaning of the Securities Act of 1933, as amended.

Globalvest is an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the sale of shares of common stock under the equity line. Globalvest will pay us 91% of the market price of the average of the 3 lowest closing bid prices of the common stock during the 10 day trading period immediately following the date of our notice to them of our election to put shares pursuant to our equity credit line. Globalvest is entitled to certain other payments, as more fully described in the section below entitled “Globalvest Equity Line of Credit”.

Our common stock is traded on the Over-the-Counter Bulletin Board Regulated Quotation System under the symbol “SBWL.OB” The last sale price of our common stock as reported on the Bulletin Board on November 17, 2004 was $.02 per share.

Investing in our common stock involves a high level of investment risk. You should carefully consider the information and risks set forth in the section of this prospectus entitled “Risk Factors” beginning on page 4 below before deciding to purchase the shares of common stock offered hereunder.

We have not authorized any person, agent or entity to give any information or make any representation other than those contained in this prospectus. You should not rely on any such information or representation as having been authorized by us. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November __, 2004

TABLE OF CONTENTS

	Pa	ge
Prospectus Summary Information	5
Cautionary Note Regarding Forward Looking Statements	8
Risk Factors	8
Dilution	11
Use of Proceeds	12
Globalvest Equity Line of Credit	13
8% Convertible Debentures	14
Selling Security Holders	15
Plan of Distribution	18
Legal Proceedings	20
Directors, Executive Officers, Promoters and Control Persons	20
Security Ownership of Certain Beneficial Owners and Management	22
Description of Securities	23
Interest of Named Experts and Counsel	25
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	25
Description of Business	26
Management's Discussion and Analysis or Plan of Operation	30
Description of Property	35
Certain Relationships and Related Transactions	35
Market for Common Equity and Related Stockholder Matters	36
Executive Compensation	38
Where You Can Find Additional Information	39
Financial Statements	40
Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	41
Indemnification of Directors and Officers	42
Other Expenses of Issuance and Distribution	42
Recent Sales of Unregistered Securities	42
Exhibits	44
Undertakings	45
Signatures	47
Power of Attorney	47

PROSPECTUS SUMMARY

This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this prospectus. Because it is a summary, it does not contain all the information you should consider before making an investment decision.

When we refer in this prospectus to “SkyBridge”, “we”, “us”, “our company” or similar terms, we mean SkyBridge Wireless, Inc.

Our Company

We are a development stage company with limited revenues, incorporated in Nevada with offices located in Las Vegas. Our business is to further develop a business supplying high-speed fixed wireless Internet access to businesses and residential communities in some of the nation’s fastest-growing metropolitan markets, with initial efforts in Las Vegas, Nevada. We have achieved limited revenue and have had no profits to date. We anticipate that we will continue to incur net losses for at least the next 12 months. We have incurred a net loss of approximately $2,071,000 for the year ended December 31, 2003 and a net loss of $2,771,155 for the nine-month period ended September 30, 2004, with an accumulated loss during the development stage of approximately $4,875,051. Our current liabilities exceed our current assets by approximately $1,065,000 as of September 30, 2004 and the report of our independent registered public accounting firm on our financial statements for the fiscal 2003 contains an explanatory paragraph regarding our ability to continue as a going concern. We estimate that our current funds on hand will only be sufficient to fund our operations through January 31, 2005.

Our principal executive offices are located at 6565 Spencer St, Suite 205, Las Vegas, Nevada, 89119, and our telephone number is (702) 897-8704.

The Offering

This prospectus relates to the resale of up to 451,325,711 shares of our common stock, including up to 400,000,000 shares by Globalvest Partners, LLC, a limited liability company organized under the laws of the state of New York, pursuant to a put right under the Private Equity Credit Agreement that we have entered into with Globalvest. Globalvest currently owns 3,038,674 shares, which were issued as a one-time commitment fee. We are also registering 37,037,037 shares of our common stock issuable upon the conversion of convertible debentures held by certain persons who are, or will become, shareholders and/or shares of common stock issued by us as part of or as all of the quarterly payment of the accrued interest on the convertible debentures. The convertible notes are convertible into our common stock at the lower of $.0135 or 75% of the average of the three lowest bid prices for the common stock for the 20 trading days prior to the conversion date.

We have entered into a Private Equity Credit Agreement with Globalvest, also referred to as an equity credit line. This agreement provides that, following notice to Globalvest, we may put to Globalvest up to $4.5 million in shares of our common stock. The purchase price of the shares will equal to 91% of the market price of the average of the 3 lowest closing bid prices of the common stock during the 10 day trading period immediately following the date of our notice to them. The maximum amount that we can put to Globalvest in any single transaction pursuant to the equity credit line is equal to, at the time of our election, the lesser of (a) 250% of the daily weighted average volume of our shares of common stock for the 20 trading days immediately preceding the date of the put or (b) $500,000, provided that in no event shall the amount of any single put be less than $25,000. In turn, Globalvest has indicated that it will resell those shares in the open market, or resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our stock by Globalvest either in the open market or to other investors through negotiated transactions.

The stockholders listed in the section below entitled “Selling Security Holders” who are offering the shares of our common stock are doing so pursuant to this registration statement under Rule 415 of the Securities Act. As such, the shares of common stock by the selling shareholders will be on a continued or delayed basis. The shares will not be sold prior to the effective date of this registration statement.

In April 2004, we engaged May Davis Group, Inc., a registered broker-dealer, to advise the Company in connection with a private offering of 8% convertible debentures. Pursuant to a placement agent agreement dated December 23, 2003, the Company paid to May Davis 13% of the gross aggregate proceeds of the convertible debentures. To date, we have paid May Davis $65,000 in placement agent fees in connection with this offering. Additionally, we also issued an aggregate of 6,000,000 shares of common stock to May Davis for placement of $500,000 of convertible debentures with investors. May Davis is not participating in this offering and its shares are not being registered hereunder.

COMMON STOCK OFFERED	48,287,037 shares by selling security holders. This equals
approximately 10% of our outstanding common stock on
the date hereof, giving effect to the issuance of the
shares underlying the 8% convertible debentures, but
giving no effect to the $4.5 million shares which could be issued to Globalvest.

OFFERING PRICE	Market price

COMMON STOCK OUTSTANDING
BEFORE THE OFFERING	474,198,627 shares at November 15, 2004

USE OF PROCEEDS	We will not receive any proceeds from the shares
offered by the selling stockholders. Any proceeds we
receive from the sale of common stock under the Private
Equity Credit Agreement will be used for general
working capital purposes. See "Use of Proceeds."

RISK FACTORS	The securities offered hereby involve a high degree of
risk. See "Risk Factors"

OTC BULLETIN BOARD
SYMBOL	SBWL

SUMMARY OF FINANCIAL INFORMATION

You should read the following summary of financial information together with “Management’s Discussion and Analysis or Plan of Operation’s” and our financial statements and the related notes, all of which appear elsewhere in this prospectus.

SKYBRIDGE WIRELESS, INC.

	For the Year Ended December 31, 2003	December 20, 2002 (Inception) through December 31, 2002	For the Nine Months Ended September 30, 2004	For the Nine Months Ended September 30, 2003
Revenues	$47,502	$--	$16,139	$40,034
Cost of Sales	(39,525)	--	(26,623)	(30,397)
Operating Expenses	(1,990,424)	(33,000)	(2,435,929)	(1,299,566)
Other Expenses	(88,449)	--	(324,742)	(7,449)

Net loss	$(2,070,896)	$(33,000)	$(2,771,155)	$(1,297,378)

Basic and diluted loss per
common share	$(0.01)	$(0.00)	$(0.01)	$(0.01)

Basic and diluted weighted
average common shares
outstanding	373,201,472	33,000,000	433,168,882	367,310,762

	As of December 31, 2003	As of September 30, 2004
Total Assets	$59,506	$163,346

Liabilities	(588,770)	(1,525,997)

Stockholders Deficit	529,264	1,362,651

THE ENTERTAINMENT INTERNET, INC.

	For the Year Ended December 31, 2002	For the Year Ended December 31, 2002
Revenues	$--	$--

Expenses	(16,945)	(52,881)

Net loss	$(16,945)	$(52,881)

Basic and diluted loss per
common share	$(0.00)	$(0.01)

Basic and diluted weighted
average common shares
outstanding	7,655,412	7,655,412

As of December 31, 2002
Total Assets	$--

Liabilities	(17,326)
Stockholders Deficit	17,326

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange of 1934. Forward-looking statements deal with our current plans, objectives, projections, expectations, assumptions, strategies, and future events. Words such as "may", "expect", "anticipate", "intend", "plan", "believe", "seek", "estimate", "will", "should", "could", variations of such words, and similar expressions are intended to identify such forward-looking statements. Similarly, statements that describe our plans, our strength and weaknesses, our business strategy and the trends we anticipate in the industry and economies in which we operate and other information that is not historical information also are forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. We make cautionary statements in certain sections of this prospectus, including under “Risk Factors”. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus, in the materials referred to in this prospectus, in the materials incorporated by reference into this prospectus or in our press releases. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

No forward-looking statement is a guarantee of future performance, and you should not place undue reliance on any forward-looking statement.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Relating to our Business

We have a going concern opinion from our auditors, indicating the possibility that we may not able to continue to operate.

We have incurred net losses of $ 2,070,896 for the year ended December 31, 2003. For the nine months ended September 30, 2004, we incurred a net loss of $ 2,771,155. We anticipate generating losses for the next 12 months. Therefore we may be unable to continue operations in the future as a going concern especially if we are unable to sell shares to Globalvest pursuant to the Private Equity Credit Agreement, or raise capital from another source. We currently have no other plans to raise capital and only have sufficient cash to fund our current operations for the next 3 months. No adjustment has been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should we be unable to continue as a going concern. If we cannot continue as a viable entity, our shareholders may lose some or all of their investment in the company.

We will require additional capital to fund our ongoing operations. If we are unable to raise capital, we will not be able to continue operations.

We do not anticipate generating sufficient cash from our operations for the next 12 months, since we need to purchase towers and other expensive equipment to provide our services. We do not presently have sufficient financial resources and funding commitments to fund our ongoing operations beyond January 31, 2005. We expect to derive our financing needs from the Private Credit Equity Agreement with Globalvest. Other than this agreement, we do not presently have any additional sources of working capital. If we are unable to secure this funding by January 31, 2005 because the registration statement of which this prospectus forms a part is not declared effective by the SEC, and we are unable to obtain additional working capital from alternative sources, we may be required to curtail or discontinue some or all of our business and operations.

Certain contractual limitations contained in the Private Credit Equity Agreement may adversely affect our needs for working capital in the future. If we are unable to obtain working capital as needed, our ability to continue our business and operations will be in jeopardy.

Under the Private Credit Equity Agreement, we can sell up to $4,500,000 of our common stock to Globalvest. We have included these shares in the registration statement of which this prospectus is a part and we can issue and sell those shares to Globalvest commencing upon the effective date of the registration statement. There are restrictions on our ability to request advances under the Private Credit Equity Agreement. For example, we may not request advances if the shares to be issued in connection with such advances would result in Globalvest owning more than 4.99% of our outstanding common stock. In addition, the amount of each advance is limited to the lesser of (a) 250% of the daily weighted average volume of our shares for the 20-day period prior to our request for an advance and (b) $500,000. We are also restricted from issuing shares, or securities convertible or exchangeable into shares, at a price per share which is less than closing bid price in effect immediately prior to such issuance. As a result of these contractual limitations no assurances can be given that such financing will be available in sufficient amounts or at all when needed to sustain our working capital needs.

Loss of the services of our Chief Executive Officer and President could harm our operations.

We depend on our Chief Executive Officer and President to execute on our business plan. The loss of either of these two individuals could diminish our ability to develop and maintain relationships with suppliers, customers, potential customers and our ability to expand that network. We cannot currently afford “key man” life insurance policy on any of our executives or employees. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified managerial personnel. Competition for such personnel may become intense as the industry grows. If we fail to attract or retain highly qualified managerial personnel in the future, our business could be disrupted.

Our executive officers and our directors have significant voting power and may take actions that may be different than actions sought by our other shareholders.

Our executive officers and directors beneficially own approximately 73% of the outstanding shares of our common stock as of November 15, 2004.

These shareholders if they act together, will be able to exercise influence over all matters requiring shareholder approval. This influence over our affairs might be adverse to the interest of our other stockholders. In addition, this concentration of ownership could delay or prevent a change in control and might have an adverse effect on the market price of our common stock. The shares owned by the Chief Executive Officer and President are subject to a right of first refusal, which is triggered when one of them is no longer employed by us. This agreement has the effect of keeping the 170,000,000 shares owned by each such person in the hands of the other or to be returned to the company if the person does not desire to purchase the shares of the departing officer.

We operate in a market that is intensely and increasingly competitive, and if we are unable to compete successfully, our revenue could decline and we may be unable to achieve profitability or to continue operations.

The market for wireless products and services is highly competitive. Our future success will depend on our ability to adapt to the rapidly changing industry, product offerings and evolving demands of the marketplace. Significant changes in technology could hinder us from competing in the market place if we fail to anticipate these changes or do not have the resources to make adjustments to our network. Also, any major telecom player who might decide to enter the market could have a significant impact on our ability to compete. Many of our competitors have longer operating histories, larger customer bases, and significantly greater financial, technical, marketing and public recognition than we do. Our competitors may also be better positioned to address technological and market developments or may react more favorable to technology changes.

We have a small number of customers that currently account for and may in the future account for, a significant portion of our revenue. Our revenue could decline because of system failure or other reasons. The failure to obtain additional customers and the failure to retain existing customers will harm our operating history. Even though we have a sales and marketing plan to expand our customer base there is no assurance the plan will work and if it does that it will add enough customers to make the company successful.

Risks Relating to the Offering

The sale or availability for future sale of substantial amounts of our common stock could adversely affect our stock price.

As of November 15, 2004, there were approximately 474,198,627 shares outstanding, of which at least 389,236,274 are restricted under the Securities Act, a majority of which is held by related parties including our directors.

The sale or availability for sale of substantial amounts of our common stock, including shares covered by this prospectus and shares issuable upon exercise of outstanding stock options or warrants, in the public market could adversely affect the market price of our common stock and materially impair our ability to raise capital through future offerings of our common stock. As of November 3, 2004, we had 474,198,627 shares of common stock issued and outstanding and the following shares of common stock were reserved for issuance:

        20,829,167 shares of common stock upon exercise of our outstanding warrants and options;

        37,037,037shares of common stock upon conversion of the debentures;

up to 400,000,000 shares reserved for purchases by Globalvest under the equity line;

Up to 451,325,711 shares covered by this prospectus will be freely tradable after the effective date of this prospectus so long as the prospectus remains current and effective. The Globalvest equity line will not be activated unless and until the registration statement relating to the underlying shares is declared effective by the SEC. Accordingly, any shares that we issue under that arrangement will also be freely tradable only so long as the prospectus remains current and effective.

The remaining shares described above plus an indeterminable number of additional shares, will be deemed “restrictive securities” and may not be sold in the absence of registration or in accordance with Rule 144 under the Securities Act or another exemption from registration. In addition, shares that are held by affiliates that are not covered by a resale registration may also not be sold except pursuant to registration or in accordance with Rule 144 or another exemption from registration under the Securities Act.

Our stock is illiquid and investors may have difficult in selling their shares.

Our common shares are traded on the OTC Bulletin Board. As a result, the holders of our common shares may find it more difficult to obtain accurate quotations concerning the market value of the shares. Shareholders also may experience greater difficulties in attempting to sell the shares than if they were listed on a stock exchange or quoted on the NASDAQ National Market or the NASDAQ Small-Cap Market. Because the Company’s common shares are not traded on a stock exchange or on the NASDAQ National Market or the NASDAQ Small-Cap Market, and the market price of the common shares is less than $5.00 per share, the common shares are classified as “penny stock.” SEC Rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as a” “established customer” or an “accredited investor.” This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customer concerning the risks of penny stocks. Application of the penny stock rules to our shares could adversely affect the market liquidity of the shares, which in turn may affect the ability of holders of our shares to resell the shares. As a result of the difficulty in selling our shares, investors may not be able to liquidate their shareholdings in our company as quickly as they might otherwise be able to do in more conventionally traded securities and therefore you may lose all or a significant portion of your investment in our company.

Our stock price is volatile which can result in significant and rapid fluctuations in the value of your stock position. In addition, if the selling security holders all elect to sell their shares at the same time, the market price of our shares may decrease.

The market price of our common stock has been and we expect it to continue to be highly volatile. Since January 2004, our stock price has ranged from a high of $ .073 per share to a low of approximately $.018 per share. As a result, the value of your shares may fluctuate considerably and rapidly irrespective of the intrinsic value of our company. Since it is possible that a significant number of shares of our common stock could be sold at the same time, the sales, or the possibility thereof, could have a depressive effect on the market price of our shares. Additional factors that may have a significant impact on the market price of our shares may include announcements by other companies, existing products or procedures, signing or termination of partnership and strategic alliance agreements, concerns about our financial position, operating results, industry and market volatility.

Globalvest will pay less than the prevailing market price of our common stock. The sale of our stock under the Private Equity Credit Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

The 400,000,000 shares to be issued to Globalvest under the Private Equity Credit Agreement will be issued at a 9% discount to the volume weighted average price of the 3 lowest closing bid prices for the 10 days immediately following the notice date of a put. These discounted sales could cause the stock price to decline. A significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Private Equity Credit Agreement could encourage short sales by third parties. In a short sale, a prospective seller borrows stock from a stockholder or broker and sells the borrowed stock. The prospective seller hopes that the stock price will decline, at which time the seller can purchase shares at a lower price to repay the lender. The seller profits when the stock price declines because it is purchasing shares at a price lower than the sale price of the borrowed stock. Such sales could place downward pressure on the price of our common stock by increasing the number of shares being sold.

DILUTION

The net tangible book value (deficit) of SkyBridge Wireless as of September 30, 2004 was a deficit of $(1,362,651) or $(0.003) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of SkyBridge Wireless (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. For the shares being offered by the selling security holders none of the proceeds will be paid to us therefore our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the number of $4.5 million shares issued under the Private Equity Credit Agreement. The offering price of the $4.5 million shares is not fixed until prior to the sale. The following example shows the dilution to new investors at an offering price of $0.02 per share which represents the price at which we would sell the $4.5 million shares to Globalvest if we had noticed them of our intent to sell the shares of November 17, 2004.

If we assume that we had issued 247,252,747 shares for $4.5 million under the Private Credit Equity Agreement at an assumed offering price of $ 0.02 per share (i.e., the maximum number of shares needed to fully use the $4.5 million shares based upon a notice to Globalvest on November 17, 2004, less commitment fees of $60,000, our net tangible book value as of September 30, 2004 would have been $ 3,137,349 or $0.004 per share. This represents an immediate increase in net tangible book value to existing stockholders of $0.007 per share and an immediate dilution to new stockholders of $0.016 per share. The following table illustrates the per share dilution, in connection with the issuance of shares of Common Stock pursuant to the Private Equity Credit Agreement:

Assumed public offering price per share	$0.020
Net tangible book value (deficit) per share before this offering	$(0.003)
Increase attributable to new investors	$0.007
Net tangible book value per share after this offering	$0.004
Dilution per share to new shareholders	$0.016

The offering price of the $4.5 million shares issuable pursuant to the Private Equity Credit Agreement is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

Assumed Offering Price	Number of Shares to be issued (1)	Dilution per share to new investors
$ 0.0200	247,252,747	$ 0.0160

$ 0.0175	282,574,568	$ 0.0135

$ 0.0150	329,670,330	$ 0.0110

$ 0.0125	395,604,396	$ 0.0085

(1)     This represents the number of $4.5 million shares that are issued pursuant to the Private Equity Credit Line and registered hereunder in connection with the Private Equity Credit Agreement.

USE OF PROCEEDS

The shares covered by this prospectus are being offered by certain selling security holders and not by us. Consequently, we will not receive any proceeds from the sale of these shares. However, we will receive the proceeds from the sale of shares of common stock to Globalvest under the Private Equity Credit Agreement. The purchase price for the shares purchased under the Agreement will be equal to 91% of the market price of the average of the 3 lowest closing bid prices of our common stock during the 10 day trading day period immediately following the date of our notice of election to exercise our put. We are obligated to put, in the aggregate, at least $1 million of our common stock to Globalvest (the minimum amount), but we may not put more the $4.5 million of our common stock, in the aggregate.

The amounts set forth above indicate the net and gross proceeds we may receive from our equity credit line with Globalvest. Set forth below is our proposed use of these proceeds. However, our actual expenditures may vary substantially depending on various factors, many of which cannot be predicted at this date. Accordingly, we reserve the right to reallocate all or a substantial portion of any part of the proceeds as our management deems appropriate to meet future business conditions.

	Proceeds if $2,250,000 Amount Sold	Proceeds if $4,500,000 Maximum Amount Sold
Gross Proceeds:	$2,250,000	$4,500,000
Estimated accounting,	$20,000	$20,000
legal and associated
offering expenses
Net Proceeds:	$2,230,000	$4,480,000

Net Proceeds

	Proceeds	Proceeds
Equipment	$600,000	$1,200,000
Marketing and	$925,000	$1,250,000
Advertising
Travel	$100,500	$200,000
Research & Development	$15,000	$30,000
Software	$90,000	$180,000
Commissions	$157,500	$315,000
General and	$342,000	$1,205,000
administrative
Bonus payable to Chief	_	$100,000
Executive Officer and
President
	Total $2,230,000	$4,480,000

Proceeds of the offering which are not immediately required for the purposes described above will be invested in United States government securities, short-term certificates of deposit, money market funds or other high-grade short-term interest-bearing investments.

GLOBALVEST EQUITY LINE OF CREDIT

Pursuant to the Equity Line we have with Globalvest, we may periodically sell shares of common stock to Globalvest to raise capital to fund our working capital needs, solely at our discretion. The periodic sale of shares is known as a put (each, a “Put”). Under a Put, we may request an advance to draw down a portion of the equity line by delivering a written Put notice (“Put Notice”) to Globalvest (the date on which such Put notice is delivered to Globalvest is the “Put Date”). We may begin to request advances under the equity line once the underlying shares are registered. Thereafter, we are obligated to request advances until Globalvest has advanced at least $1 million, and we may continue to request advances until Globalvest has advanced a total of $4.5 million under the Equity Line.

The amount that we can put to Globalvest in any single transaction pursuant to the equity credit line is equal to the lesser of (a) 250% of the daily weighted average volume of our shares of common stock for the 20 trading days immediately preceding the date of the Put Notice or (b) $500,000. In addition, Globalvest does not have to purchase our shares if the number of shares beneficially owned by Globalvest exceeds 4.99% of the number of our shares outstanding. The minimum amount of any single put is $25,000.

The purchase price (“Purchase Price”) for each share of common stock subject to a Put is 91% of the average of the 3 lowest closing bid prices of our common stock during the 10 trading day period immediately following the date of the Put Notice. Following Globalvest’s receipt of a Put Notice, Globalvest will be required to purchase from us that number of shares of common stock having an aggregate purchase price equal to the lesser of (i) the put amount set forth in the Put Notice, and (ii) 15% of the aggregate trading volume of our common stock during the applicable Pricing Period multiplied by the Purchase Price.

The Equity Line also contains specific conditions applicable to both our ability to deliver a Put to Globalvest and their obligation to purchase shares under each Put. Such conditions include, among other things, that the Commission shall declare this registration statement to be effective, that our Common Stock is not suspended from trading on its principal market, and that we have complied with certain representations and covenants in the investment agreement and registration rights agreement with Globalvest. In addition to conditions, the Equity Line also contains certain late payments payable by us to Globalvest in the event that we fail to deliver the shares purchased under a Put to Globalvest in a timely manner. Both the investment agreement and registration rights agreement with Globalvest are attached as exhibits to the registration statement for which this prospectus is a part.

We cannot predict the actual number of shares of Common Stock that will be issued pursuant to the Equity Line, in part, because the Purchase Price will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our Common Stock that will be issued using certain assumptions. Assuming we issued the maximum number of shares of Common Stock being registered in the accompanying registration statement at a recent price of $.011 per share, we would issue 400,000,000 shares of Common Stock to Globalvest under the Equity Line, resulting in gross proceeds of $4,500,000. These shares would represent 45% of our outstanding Common Stock upon issuance. In the event that all other outstanding stock options, warrants, and convertible securities were fully exercised, these shares would represent 44% on a fully diluted basis. We are registering up to 400,000,000 shares of Common Stock for sale under the Equity Line.

There is an inverse relationship between the price of a share of our Common Stock and the proceeds to us. This means that as our stock price declines, we would be required to issue a greater number of shares under the Equity Line for a given advance. This inverse relationship is demonstrated by the following table, which assumes that $4.5 million of advances are made under the Equity Line at an average price per share of $.0175, $.015 and $.0125:

Price Per Share:	$0.0175	$0.015	$.0125
Gross Proceeds:	$4,500,000	$4,500,000	$4,500,000
Number of Shares to be Issued (1):	282,574,568	329,670,330	395,604,396
Total Outstanding (2):	776,773,195	823,868,957	889,803,023
Percentage Outstanding (3):	36%	40%	44%

(1)	Although the investment agreement with Globalvest permits us to sell up to $4,500,000 of Common Stock to Globalvest, we are required to register at least 400,000,000 shares of common stock for resale by Globalvest under this prospectus. However, we do not intend to sell more than 400,000,000 shares to Globalvest under the Equity Line.

(2)	Represents the total number of shares of common stock issued and outstanding after the issuance of the shares to Globalvest under the Equity Line, but does not include shares issuable upon the exercise of outstanding convertible debentures, warrants and options.

(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares issued and outstanding upon issuance of those shares under the Equity Line.

The issuance of shares under the Equity Line may result in a change of control in certain situations. That is, in the event that we sold to Globalvest the maximum amount of $4,500,000 available under the Equity Line at an average purchase price of $0.0125 per share, then we would issue 360,000,000 shares of common stock to Globalvest. If all or a significant block of these shares are held by one or more stockholders working together, then such stockholder or stockholders would have enough shares to assume control of the company by electing its or their own directors.

Proceeds generated from sales of common stock under the Equity Line will be used in the manner set forth in the “Use of Proceeds” section of this prospectus. Although we are obligated to make advances of at least $1 million under the Equity Line, we cannot predict the total amount of proceeds to be raised under the Equity Line and we cannot determine the purchase price at which the shares will be issued under the Equity Line.

We expect to incur expenses of approximately $20,000 in connection with this registration statement, consisting primarily of professional fees. In connection with the Equity Line, we paid a legal fee to Globalvest’s counsel of $5,000 and we shall pay legal fees of another $5,000 on the first put under the Equity Line.

8% CONVERTIBLE DEBENTURES

In April 2004, we engaged May Davis Group, Inc., a registered broker-dealer, to advise us in connection with the convertible debentures. Pursuant to a placement agent agreement dated December 23, 2003, we paid to May Davis 13% of the gross aggregate proceeds of the convertible debentures as well as $500 to Wachovia Bank per issued convertible debenture. To date, we have paid May Davis $65,000 in placement agent fees in connection with this offering. We also issued 6,000,000 shares of common stock to May Davis as part of its fee, which shares are restricted. May Davis is not participating in this offering and its shares are not being registered hereunder.

Each convertible debenture is unsecured, bearing an interest rate of 8% per annum, and matures 5 years from the date of issuance. We must make quarterly interest payments on the convertible debentures. We have the option to pay such interest in cash or in shares of our common stock or a combination of cash and common stock.

The price at which the convertible debentures may be converted into shares of common stock is the lesser of (i) 75% (or 60% for stock to be sold under Rule 144) of the lowest three intraday bid prices during the twenty trading days immediately preceding notice of conversion or (ii) 120% of the closing bid price on the date of issuance. This conversion price is also used to determine the number of shares of common stock we would issue in payment (in whole or in part) of the quarterly interest on the convertible debentures.

Pursuant to the securities purchase agreement under which we sold convertible debentures, each investor has agreed that they could not have beneficial ownership of more than 9.99% of our issued and outstanding shares of common stock, including shares issuable upon the conversion of the convertible debentures held by each such investor. We agreed to file a registration statement for the resale of the shares of common stock issuable upon the conversion of the convertible debentures within 60 days after we sold at least $500,000 in convertible debentures, and have such registration statement declared effective within 150 days after the sale of the $500,000 in convertible debentures.

SELLING SECURITY HOLDERS

This prospectus relates to periodic offers and sales of up to 451,325,711 shares of common stock by the selling security holders listed below, which includes 400,000,000 shares of our common stock underlying the $4.5 million Private Equity Credit Agreement to Globalvest Partners, LLC, 37,037,037 shares issuable upon the conversion of $500,000 principal amount 8% convertible debentures based upon a conversion price of $.0135 on October 31, 2004, and 14,288,674 shares of our common stock currently issued or issuable.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Private Equity Credit Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of puts we intend to issue to Globalvest. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. Assuming we issued the number of shares of common stock being registered in the accompanying registration statement at a price of $.011 per share, we would issue 400,000,000 shares of common stock to Globalvest for gross proceeds of $4.5 million. These shares would represent approximately 45% of our outstanding common stock upon issuance.

We also cannot predict the actual number of shares of common stock that will be issued upon conversion of our 8% convertible debentures as the actual conversion price is fixed only after the registration statement, of which this prospectus is a part, is declared effective by the SEC. The conversion price will be the lesser of $.0135 or 75% of the lowest three bid prices during the twenty trading days prior to conversion. For purposes of this table we have calculated the conversion price to be $.0135.

The following table sets forth the name of each selling security holder, the number of shares owned and the number of shares being registered for resale by each selling security holder.

We may amend or supplement this prospectus from time to time to update the disclosure set forth in this prospectus. All of the shares owned by the selling security holders may be offered hereby. Because the selling security holders may sell some or all of the shares owned by them, and because there are no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares that will be held by the selling security holders upon termination of any offering made hereby. If all the shares offered hereby are sold, the selling security holders will not own any shares after the offering.

Selling Stockholder	Common Stock Beneficially Owned Before Offering	Shares of Common Stock Being Offered in the Offering	Common Stock Beneficially Owned After Offering	Percent After Offering (1)
Globalvest Partners, LLC	3,038,674(2)	400,000,000	403,038,674	*
805 Third Avenue
21st Floor
New York, New York

Kenneth Rogers	1,851,852(3)	1,851,852	0	*
P.O.B. 937
Salmon, Idaho

Richard Blue	1,851,852(4)	1,851,852	0	*
4411 Santa Monica Avenue
San Diego, California

Connie Dial	740,741(5)	740,741	0	*
851 S. 5th Avenue
Pocatello, Idaho

Irwin Rogers	740,741(6)	740,741	0	*
410 S. Orchard
Suite 168
Boise, Idaho

Jon Cummings	740,741(7)	740,741	0	*
2356 Highway 93
North Fork, Idaho

Charles Sutton	11,111,111(8)	11,111,111	0	*
931 Bunker View Drive
Apollo Beach, Florida

Kerry Goodman	3,703,703(9)	3,703,703	0	*
3442 Westford Avenue
Apopka, Florida

Ralph Glasgal	1,111,111(10)	1,111,111	0	*
4 Piermont Road
Rockleigh, New Jersey

Carl Hoehner	1,851,852(11)	1,851,852	0	*
7090 Running Iron Lane
Pocatello, Idaho

Kenneth E. Roger	1,851,852(12)	1,851,852	0	*
1005 Main Street
Salmon, Idaho

Massie Davidian	1,111,111(13)	1,111,111	0	*
4134 Nichols Avenue
Washington, D.C

Richard T. Garrett Trust	3,703,703(14)	3,703,703	0	0
2030 West 19th
Cleveland, Ohio 44113

Kenneth Rogers	1,851,852(15)	1,851,852	0	0
1005 Main Street
Salmon, Indiana 83457

Vernon Koto	740,741(16)	740,741	0	0
23061 Applehill Lane
Lincolnshire, Illinois 60069

Jon Cummings	740,741(17)	740,741	0	0
2356 Highway 93
North Fork, Illinois 83466

Gregory W.O. Mayne	1,481,481	1,481,481	0	0
12 Norbury Drive, Kingston 8
Jamaica, W.I

Phoebe Holdings	1,851,852	1,851,852
400 N. Flagler Dr.
W. Palm Beach, FL

David Lubin, Esq	1,250,000(20)	1,250,000	0	0
92 Washington Avenue
Cedarhurst, NY 11516

Dailyfinancial.com	10,000,000(21)	10,000,000	0	0
324 Jay Street
Katonah, NY 10536

* Represents less than 1%

(1)	Based on 474,198,627 shares of common stock issued and outstanding as of November 3, 2004.

(2)	Globalvest Partners, LLC, has voting, investment and dispositive power over the shares of common stock issuable to Globalvest pursuant to the Private Equity Credit Agreement and the 3,038,674 shares currently held by Globalvest.

(3)	The shares offered hereby represent 1,851,852 shares of common stock underlying $25,000 principal amount 8% convertible debentures based on a conversion price of $.0135.

(4)	The shares offered hereby represent 1,851,852 shares of common stock underlying $25,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(5)	The shares offered hereby represent 740,741 shares of common stock underlying $10,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(6)	The shares offered hereby represent 740,741 shares of common stock underlying $10,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(7)	The shares offered hereby represent 740,741 shares of common stock underlying $10,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(8)	The shares offered hereby represent 11,111,111 shares of common stock underlying $150,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(9)	The shares offered hereby represent 3,703,703 shares of common stock underlying $50,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(10)	The shares offered hereby represent 1,111,111 shares of common stock underlying $15,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(11)	The shares offered hereby represent 1,851,852 shares of common stock underlying $25,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(12)	The shares offered hereby represent 1,851,852 shares of common stock underlying $25,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(13)	The shares offered hereby represent 1,111,111 shares of common stock underlying $15,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(14)	The shares offered hereby represent 3,703,703 shares of common stock underlying $50,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(15)	The shares offered hereby represent 1,851,852 shares of common stock underlying $25,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(16)	The shares offered hereby represent 740,741 shares of common stock underlying $10,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(17)	The shares offered hereby represent 740,741 shares of common stock underlying $10,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(18)	The shares offered hereby represent 1,481,481 shares of common stock underlying $20,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(19)	The shares offered hereby represent 1,851,852 shares of common stock underlying $25,000 principal amount 8% convertible debentures based on a conversion price of $$.0135.

(20)	The shares owned and offered hereby, which are currently issued and outstanding, were issued in consideration for legal services provided to us in connection with this prospectus.

(21)	The shares owned and offered hereby, which are currently issued and outstanding. The shareholder received piggyback registration rights in connection with the issuance of these shares in March 2004.

None of the selling security holders are broker-dealers or affiliates of broker-dealers.

None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

We have agreed to pay full costs and expenses, incentives to the issuance, offer, sale and delivery of the shares, including all fees and expenses in preparing, filing and printing the registration statement and prospectus and related exhibits, amendments and supplements thereto and mailing of those items. We will not pay selling commissions and expenses associated with any sale by the selling security holders.

PLAN OF DISTRIBUTION

The shares offered by this prospectus may be sold or distributed from time to time by the selling security holders or by pledgees, donees or transferees of, or successors in interest to, the selling security holder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

•	ordinary brokers transactions, which may include long or short sales,

•	transactions involving cross or block trades or otherwise on the OTC Bulletin Board,

•	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,

•	"at the market" to or through market makers or into an existing market for the common stock,

•	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

•	any combination of the foregoing, or by any other legally available means.

The selling security holders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling security holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling security holders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling security holders. Globalvest Partners, LLC and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, are deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The selling security holders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge no selling security holder has entered into any agreement with a prospective underwriter, and there is no assurance that any such agreement will be entered into. If a selling security holder notifies us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling security holder and the broker-dealer.

The selling security holders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling security holders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling security holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling security holders are distributing shares covered by this prospectus. The selling security holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling security holders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Statutory Underwriter

Globalvest Partners, LLC is an “underwriter” within the meaning of Securities Act of 1933 in connection with the sale of common stock under the Private Equity Credit Agreement. For so long as Globalvest is an “underwriter”, Globalvest may not sell shares by relying on Rule 144. Globalvest will pay us 91% of the volume weighted average price of our common stock for the 3 lowest closing bid prices for the 10 days immediately following the notice date of a put. Globalvest received a one-time commitment fee of 3,038,674 shares of our common stock. Globalvest is a domestic company in the business of investing in and financing public companies. Globalvest does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Special Considerations Related to Penny Stock Rules

        Shares of our common stock may be subject to rules adopted by the SEC that regulate broker-dealer practices in connection with transactions in “penny stocks”. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document which contains the following:

*	a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

*	a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to violation to these duties or other requirements of securities laws;

*	a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the “bid” and “ask” price;

*	a toll-free telephone number for inquiries on disciplinary actions;

*	definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and

*	other information as the SEC may require by rule or regulation.

        Prior to effecting any transaction in a penny stock, the broker-dealer also must provide the customer the following:

*	the bid and offer quotations for the penny stock;

*	the compensation of the broker-dealer and its salesperson in the transaction;

*	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

*	monthly account statements showing the market value of each penny stock held in the customer’s account.

        In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock may be subject to the penny stock rules.

LEGAL PROCEEDINGS

We are not involved in any pending litigation, nor are we aware of any pending or contemplated proceedings against us or against any of our directors or officers in their capacity as such.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following is a list of our directors and executive officers

Name	Age	Position
James A. Wheeler	43	Chief Executive
		Officer and Director
Jason Neiberger	31	President and Director
Kristine Neiberger	23	Secretary, Treasurer and Director
Gene Crusie	35	Director

James A. Wheeler, age 43, has been our Chief Executive Officer and director since December 20, 2002. From August 1999 until December 2002, Mr. Wheeler served as president of a consulting firm in Las Vegas, Nevada that offered management consulting to start-ups, turn-a-rounds and operations. Mr. Wheeler has an AA degree in Business Administration, 1981 from N/W Nazarene University, Nampa, ID, and a BA Business Administration, 2000 — Americus University, Washington, D.C. and MBA Business Administration, 2002 — Americus University, Washington, D.C.

Jason Neiberger, age 31, has been our President and director since December 20, 2002. From July 2000 to July 2002 Jason Neiberger was the CTO and General Manager of LANwaves, Inc., a company located in Las Vegas, NV which is in the business of being a Fixed Wireless Service Provider. From April 1997 to July 2000 Jason Neiberger was IT Director of TechnoTwist, LLC and Secure Independence, Inc., a company located in Las Vegas, NV which is in the business of Internet Service Provider. Mr. Neiberger holds various certifications as follow:

CompuMaster, Microsoft Solution Provider, 1998
Denver, CO
Certification MCP

CompuMaster, Microsoft Solution Provider 1998
Denver, CO
Certification MCP

CompuMaster, Microsoft Solution Provider, 1999
Chicago, IL
Certification MCP

Cisco Career Certifications, 1999
Los Angeles, CA
CCNA

Two Rivers Technologies, 1999
Las Vegas, NV
Certification of Telecommunications Fundamentals

KarlNet, Inc., 2001
Dublin, OH
Certification — RF Techniques and Deployment

Proxim / Western, 2002
Las Vegas, NV
Certification — RF Equipment Training and Deployment

MapleNet, Inc., 2003
Goshen, IN
Certification – Wireless Technician

RF Systems & Associates, 2004
Las Vegas, NV
Certification – RF Communications

Jason Neiberger is the husband of Kristine Neiberger, our Secretary and Treasurer.

Kristine Neiberger, age 23, has been our secretary and treasurer since December 20, 2002. Kristine has worked with in business management for approximately three years. From May 2000 to March 2002 Kristine Neiberger was the Office Manager and Business Development Manager of Digital Color & Graphics, a company located in Anaheim, CA in the business of Graphic design and development. She received a Bachelor of Science degree from Riverside Community College Riverside, CA in June 2000, in General Accounting. Kristine Neiberger is the wife of Jason Neiberger, our President and a director.

Gene Crusie, age 35, has been our director since March 27, 2003. From January 1999 to present Gene has been the co-founder and Chief Technical Officer at MapleNet, Inc., located in Goshen, Indiana, a company that is in the business of Internet related business. He received a Bachelor of Science degree in electrical engineering, 1994, from Purdue University, as well as a Bachelor of Science degree in organizational management from Goshen College, 1996. He is an owner and Chief Technical Officer at Maple Net from 1999 to present.

For a description of our employment agreements with Messrs. Wheeler and Neiberger, see “Executive Compensation”. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualified. Our officers serve at the discretion of our board of directors.

Meetings and Committees of the Board of Directors

Our Board of Directors conducts its business through meetings of the Board and through activities of its committees.  Our Board of Directors has not established any committees, including an audit committee, an option committee, or a nominating committee. The functions of those committees are being undertaken by the entire board as a whole. No member of our board is a financial expert. As we expand our board in the future we will seek to add one or more members who are independent and financial experts.

During the fiscal year ended December 31, 2003, the Board (i) held 33 meetings of the Board, at which a majority of the members attended, and (ii) adopted resolutions by unanimous written consent 46 times. We have not yet adopted a Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who beneficially own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Officers, directors and ten percent shareholders are charged by SEC regulation to furnish us with copies of all Section 16(a) forms they file. We believe that, during the fiscal year ended December 31, 2003, all filing requirements applicable to our executive officers, directors and ten percent shareholders were fulfilled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, to the best of the Company’s knowledge, as of November 1, 2004, with respect to each person known to own directly and/or beneficially 5% or more of the common capital stock of the Company, each director and officer and all directors and officers as a group. As of November 1, 2004, there were a total of 474,198,627 common shares issued and outstanding.

Unless otherwise indicated, the business address of each person listed is in care of SkyBridge Wireless, Inc., 6565 Spencer Street, Las Vegas, Nevada 89119. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from November 3, 2004 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days from November 15, 2004, have been exercised or converted.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Globalvest Partners, LLC (1)	403,038,674	__%
805 Third Avenue, 21st Floor
New York, New York

James Wheeler (2)	170,000,000	35.8%

Jason Neiberger (2), (3)	170,000,000	35.8

Gene Crusie	3,000,000	*

Kristine Neiberger (3)	150,000	*

All officers and directors	343,150,000	72.3
as a group (4 persons)

* Less than 1%

(1)	Consists of the number of shares of common stock issuable under the Equity Line and 3,038,674 shares currently owned. Globalvest Partners, LLC, has voting, investment and dispositive power over the shares of common stock issuable to Globalvest pursuant to the Equity Line. Notwithstanding, Globalvest has contractually agreed to restrict the number of shares we may put to it at any time such that the amount of shares of our common stock held by the selling security holder and its affiliates after issuance does not exceed 4.9% of the then issued and outstanding shares of common stock.

(2)	The shares owned by each of James Wheeler and Jason Neiberger are subject to a Buyout Agreement which provides that if one of the named individuals terminates or resigns from his employment with us, the other individual has the right to purchase all or any portion of his shares. If the individual does not exercise his right of first refusal, we have the right to purchase the shares. The purchase price for such shares is 25% of the average of the closing sales price of the shares of Common Stock of the Corporation in the Over-the-Counter Bulletin Board as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, based on the 20 trading-day period ending on the trading day which is one trading day prior to the date of the departing executive’s resignation or termination.

(3)	Kristine and Jason are husband and wife and so may vote their shares together, though they disclaim beneficial ownership of one another’s stock.

DESCRIPTION OF SECURITES

History

We were initially known as Entertainment Internet, Inc. (“ENIN”), which was incorporated in Nevada on April 20, 1992 under the name of West Tech Services, Inc. Our company changed its name to Entertainment Internet, Inc. in 1998 and became inactive sometime during the year 2000. On November 20, 2000, ENIN filed a voluntary petition for bankruptcy in the United States Bankruptcy Court and emerged from bankruptcy under Chapter 7 pursuant to a Bankruptcy Court Order entered on November 28, 2001 with no remaining assets or liabilities. On November 27, 2001, the Honorable Ellen Carroll, United States Bankruptcy Judge for the Central District of California, Los Angeles Division, Case No. LA 00-42737-EC, issued an order titled “Order Re Motion to Approve Sale of Property of the Estate Pursuant to 11 U.S.C. ss. 363.” Pursuant to this Order, ENIN was authorized (1) to change its capitalization by reverse splitting its then-issued and outstanding shares on the basis of 1-for-300 shares; (2) to cancel or eliminate all preferred shares of any class theretofore issued and outstanding, including any “Series B Preferred Shares”; and (3) to cancel and otherwise eliminate and extinguish all common and preferred conversion rights, if any, including warrants, options and convertible debt outstanding as of November 27, 2001.

Common Stock

Our authorized capital stock consists of 1,000,000,000 shares of common capital stock, $0.001 par value per share. As of November 3, 2004, there were 474,198,627 shares issued and outstanding.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not carry cumulative voting rights. The holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared by our board of directors from time to time, from funds legally available. In the event of our liquidation, dissolution, or winding up, the holders of shares of common stock are entitled to share on a pro-rata basis all assets remaining after payment in full of all liabilities. Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock.

Preferred Stock

As a result of the bankruptcy proceeding and the corollary order implementing the purchase and sale transaction referenced in the “History” subsection above, there are no shares of preferred stock authorized or outstanding.

Options, Stock Appreciation Rights, Performance Stock Awards and Bonus Stock Awards

Pursuant to The SkyBridge Wireless, Inc. 2004 Equity Incentive Plan, the securities of which have been registered in a registration statement on Form S-8 (SEC File No. 333-118146), we can issue up to 100,000,000 shares of our common stock. As of November 3 2004, we have granted 20,000,000 options pursuant to the 2004 Equity Incentive Plan to a shareholder for services rendered. The options are fully vested July 1st 2005, with an exercise price of $0.011. The options expire April 2008 and are non-transferable. We have also granted an aggregate of 4,000,000 options, which vested on February 1, 2004 and are exercisable at a price of $0.03 per share

The SkyBridge Wireless, Inc. 2004 Equity Incentive Plan provides for the grant of options, restricted stock, stock appreciation rights, performance stock awards and bonus stock awards on the terms and conditions as determined by the Compensation Committee of the Board of Directors, subject to the terms of the 2004 Equity Incentive Plan. Since we do not have a Compensation Committee, our Board acts as said committee.

We may grant options, restricted stock, stock appreciation rights, performance stock awards and bonus stock awards under the 2004 Equity Incentive Plan to our employees (including officers and employees who are also directors) and consultants and to employees or consultants of our affiliates (except that consultants of our company or its affiliates are not eligible for performance stock awards). The Equity Incentive Plan expires on December 31, 2013.

All awards made under the 2004 Equity Incentive Plan are not transferable otherwise than by will or under the laws of descent and distribution, and are exercisable, during the employee’s or consultant’s lifetime, only by him. Restricted stock awards shall be purchased by and/or become vested under a restricted stock agreement during the employee’s or consultant’s lifetime, only by him.

No option or stock appreciate right is exercisable more than ten years from the date of grant, except that incentive options granted to an employee or consultant that is a beneficial owner of 10% or more of our common stock (“10% Stockholder”) cannot be exercisable more than five years from the date of grant.

We shall specify at the time of grant whether a given option shall constitute an Incentive Option or a Nonqualified Option. Incentive Stock Options may only be granted to employees of our company or its affiliates. The exercise price at which our common stock may be purchased under an Incentive Option shall not be less than the greater of: (a) 100% of the average of the high and low sales or bid price of the shares of our common stock on the date of grant or (b) the aggregate par value of the shares of common stock on the date of grant. In the case of any 10% Stockholder, the price at which shares of common stock may be purchased under an Incentive Option shall not be less than 110% of the average of the high and low sales or bid price of the shares of our common stock on the date of grant. The exercise price of a Nonqualified Option shall be such price as shall be determined by us in our sole discretion but in no event lower than the par value.

Stock appreciation rights may be paid in either cash or shares of our common stock, as determined in our discretion as set forth in the stock appreciate right agreement. If the payment is in shares of our common stock, the number of shares to be paid shall be determined by dividing the amount of such payment by the average of the high and low sales or bid price of the shares of our common stock on the exercise date of such stock appreciate right.

Unless it is expressly provided otherwise, options and stock appreciation rights granted to employees shall terminate at the end of its term or upon the earlier of:

•	one day less than three months after termination of employment of the employee for any reason, with or without cause, other than death, retirement under our then established rules, or severance for disability.

•	one year following the date of the employee’s death (but no later than the set expiration date of the option or stock appreciation right).

•	Upon the retirement of an employee (provided the employee retired in good standing), in the case of a stock option, the earlier of the stock option’s expiration date or one day less than one year after his retirement, and in the case of a stock appreciation right, for the remainder of the term of the stock appreciation right agreement.

•	Upon termination of employment of an employee for disability, the stock option or stock appreciation right shall terminate on the earlier of the stock option’s or stock appreciation rights’ expiration date or one day less than one year after the date his employment was terminated because of disability.

We may award shares of common stock as either a performance stock award or without any payment for such shares and without any specified performance goals (i.e., bonus stock awards). Performance goals for performance stock awards will be determined by us and may be based on specified increases in cash flow, net profits, stock price, company, segment or affiliate sales, market share, earnings per share, return on assets, and/or return on stockholders’ equity. Since we do not currently have a compensation committee, the Board acts as the compensation committee.

Convertible Debentures

Each convertible debenture is unsecured, bearing an interest rate of 8% per annum, and matures 5 years from the date of issuance. We must make quarterly interest payments on the convertible debentures. We have the option to pay such interest in cash or in shares of our common stock or a combination of cash and common stock.

The price at which the convertible debentures may be converted into shares of common stock is the lesser of (i) 75% (or 60% for stock to be sold under Rule 144) of the lowest three intraday bid prices during the twenty trading days immediately preceding notice of conversion or (ii) 120% of the closing bid price on the date of issuance. This conversion price is also used to determine the number of shares of common stock we would issue in payment (in whole or in part) of the quarterly interest on the convertible debentures.

Pursuant to the securities purchase agreement under which we sold convertible debentures, each investor has agreed that they could not have beneficial ownership of more than 9.99% of our issued and outstanding shares of common stock, including shares issuable upon the conversion of the convertible debentures held by each such investor. We agreed to file a registration statement for the resale of the shares of common stock issuable upon the conversion of the convertible debentures within 60 days after we sold at least $500,000 in convertible debentures, and have such registration statement declared effective within 150 days after the sale of the $500,000 in convertible debentures.

Transfer Agent

The transfer agent and registrar for our common stock is Pacific Stock Transfer, 500 West Warm Springs Road, Suite 240, Las Vegas, Nevada 89119.

Interest of Named Experts and Counsel

        No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

        The financial statements of SkyBridge Wireless, Inc. (a Company in the development stage) as of December 31, 2003 and for the year then ended, for the period from December 20, 2002 (Date of Inception) through December 31, 2002 and for the period from December 20, 2002 through December 31, 2003, have been included herein and in the Registration Statement in reliance upon the report of L.L. Bradford & Company, LLC, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of The Entertainment Internet, Inc. (a Company in the development stage) as of December 31, 2002 and for the year ended December 31, 2002, and for the period November 28, 2001 to December 31, 2001 and the period November 28, 2001 (date of inception of development stage) to December 31, 2002 have been included herein and in the Registration Statement in reliance upon the report of Andersen, Andersen & Strong, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

        Certain legal matters in connection with this offering and registration statement are being passed upon by the law firm of David Lubin & Associates, Cedarhurst, New York. David Lubin, the principal of said firm, was issued 1,250,000 in consideration for legal services provided to us in connection with this prospectus.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Both our Chief Executive Officer and President are entitled to indemnification from us pursuant to the terms of indemnification agreements between us and each of said individuals. The agreements provide that if there is any event relating to the fact that such person is a director, officer, agent or fiduciary of ours and he becomes a party or witness or other participant, or is threatened to become a party to or witness or other participant in any action, suit, arbitration or proceeding, or any inquiry or investigation, we will indemnify him to the fullest extent authorized by applicable law.

Pursuant to the terms of their respective employment agreements, both our Chief Executive Officer and President are also entitled to be covered by a directors’ and officers’ liability insurance policy. Currently we have no such policy in place.

In reliance on applicable provisions of the Nevada Revised Statutes (NRS) such as NRS 78.7502, titled “Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions,” and NRS 78.751, titled “Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses,” and to the full extent otherwise permitted under Nevada law, our Restated Articles of Incorporation (Articles Seven and Eight) and By-laws (Article VII) contemplate full indemnification of our officers, directors and other agents against certain liabilities. This means that our officers, directors and other agents may not be liable to shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law. Officers and directors are also indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty in any criminal matter, and had reasonable cause to believe that their conduct was not unlawful.

Though officers and directors are accountable to the company as fiduciaries, which means that officers and directors are required to exercise good faith and integrity in handling our affairs, purchasers of the securities registered hereby should be on notice that they may have a more limited right of action as a result of these various indemnification provisions than they might otherwise have.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Introduction

We are a development stage company with limited revenues, incorporated in Nevada with our offices located in Las Vegas. Our business is to further develop a business supplying high-speed fixed wireless Internet access to businesses and residential communities in some of the nation’s fastest-growing metropolitan markets, with initial efforts in Las Vegas, Nevada. Wireless service allows customers to use the Internet at speeds up to 50 times faster than today’s dial-up modems. As the demand for more information, communication and entertainment from the Internet grows, so does the need for solutions to provide these services at high speed and at an acceptable cost.

Our fixed wireless broadband access provides a high speed solution at a fraction of the cost of wire-line T-1 data connections. We believe that our service is more reliable than cable and DSL (digital subscriber line) broadband services, and can be installed and operational in a much shorter time than many other data solutions.

We are in need of capital, and we are subject to numerous business risks, so we cannot make any assurances that we will accomplish our goals, including becoming a profitable business.

The Company’s principal executive offices are located at 6565 Spencer St, Suite 205, Las Vegas, Nevada, 89119, and its telephone number is (702) 897-8704.

Past History

Our company was previously called Entertainment Internet, Inc. (“ENIN”) which was incorporated in Nevada on April 20, 1992 under the name of West Tech Services, Inc. We changed our name to Entertainment Internet, Inc. in 1998 and became inactive sometime during the year 2000. On November 20, 2000, ENIN filed a voluntary petition for bankruptcy in the United States Bankruptcy Court and emerged from bankruptcy under Chapter 7 pursuant to a Bankruptcy Court Order entered on November 28, 2001 with no remaining assets or liabilities.

On March 31, 2003, ENIN consummated an agreement to acquire all of the outstanding capital stock of SkyBridge Wireless, Inc., in exchange for 330,000,000 shares of common stock (“ENIN Transaction”). SkyBridge Wireless, Inc., was originally incorporated on December 20, 2002 under the laws of the State of Nevada and was a privately owned company. Prior to the ENIN Transaction, ENIN was a non-operating public shell company with no operations, nominal net assets and 76,554,120 shares of common stock issued and outstanding; and SkyBridge Wireless, Inc. was a development stage company interested in pursuing the high speed wireless internet business. After closing the ENIN Transaction, ENIN changed its name to SkyBridge Wireless, Inc.

The ENIN Transaction is considered to be a capital transaction in substance, rather than a business combination. Inasmuch, the ENIN Transaction is equivalent to the issuance of stock by a development stage company (SkyBridge Wireless, Inc.) for the net monetary assets of a non-operational public shell company (Entertainment Internet, Inc.), accompanied by a recapitalization. The accounting for the ENIN Transaction is identical to that resulting from a reverse acquisition, except goodwill or other intangible assets were not recorded. We recognized an acquisition cost of $7,449, which is the net balance of the par value of the issuance of common stock related to the ENIN Transaction totaling $7,655 less the cash received from ENIN totaling $206. Accordingly, financial statements in this prospectus are primarily the historical financial statements of SkyBridge Wireless, Inc., the private company that then became part of the public company as part of the ENIN Transaction.

Current Business

Our business is to further develop a business supplying high-speed fixed wireless Internet access to businesses and communities in some of the nation’s fastest-growing metropolitan markets, with initial efforts in Las Vegas, Nevada, a very dynamic market. Wireless service allows customers to use the Internet at speeds up to 50 times faster than today’s dial-up modems. As the demand for more information, communication and entertainment grows, so does the need for solutions to provide these services at high speed and at an acceptable cost. We believe that our fixed wireless broadband access provides a high speed solution at a fraction of the cost of wire-line T-1 data connections and is more reliable than cable and DSL (digital subscriber line) broadband services. Our service can be installed and operational in a much shorter time than many other data solutions.

Our customer can select their desired services, with one-time charges and recurring monthly fees depending on the service selected. The agreements are in force for 12 months from the date the system first becomes operational and is automatically renewed for consecutive one-year terms unless our customer notifies us within 60 days prior to expiration of the term.

Competition

Competition comes from numerous suppliers, almost any source which supplies Internet access. More direct, specific competition should be viewed as sources supplying “high speed” services like or somewhat like ours. Numerous established providers of “high speed” services exist, such as Fixed Wireless, Telco, and Cable Broadband, and many of those providers have substantially more resources and market share than us. However, we don’t view that market penetration by other Fixed Wireless providers is prominent, and we believe many of these providers are using inefficient and insecure technology, including 802.11b technology. DSL and Fiber solutions provided by local Telco companies are limited to available facilities and capacity. Cable Broadband providers are plagued by limited facilities in a rapidly growing market, and over selling the already limited network. Competitive providers of these services are also unable to provide the rapid deployment of Internet Access services within the 3 business days that we can deploy virtually the same service. Some local wireless competitors of ours include Las Vegas.Net, Wireless Telcorp and Verde Communication.

Business Plan

We are a Fixed Wireless Internet Broadband company that currently specializes in providing high speed fixed wireless Internet access to businesses initially in the Southern Nevada markets. Our business strategy revolves around the need to provide quality fixed wireless Internet Access service to clients, in the process fully satisfying their Internet data needs, at a fraction of the time and cost of traditional wire-line providers. Once we have the capital, we plan to expand our access points from our current 4 locations to 13 locations around the Las Vegas Valley. We plan to gain as many customers as possible in a short period of time, while maintaining a higher than average level of service and support for the customers and their needs.

Our business needs new towers and new customers as part of what we must do to potentially succeed, the goal being to build shareholder value and be self sufficient from operational cash flow without the need for equity or debt transactions. We seek to expand the number of towers which we control, and increase the number of paying customers, initially in the Las Vegas area. We seek to joint venture or license our business model to third parties in other geographical areas as part of expansion to new cities. Our plan includes becoming profitable based upon cash flow from customers, though we are currently non-profitable and suffering from significant demands for cash to meet both operational expenses and larger expansion costs. Management’s plan, in this regard, is to raise financing through a combination of equity and debt financing. Management believes approximately $5,000,000 will be sufficient to finance the continuing development for the next twelve months. However, there is no assurance that we will be successful in raising such financing or in otherwise becoming profitable.

Services and Equipment

We provide highly cost competitive fixed wireless broadband access for small to large commercial clients in markets under served by DSL, cable or high-cost wire-line carriers. Our technology platform provides exceptional reliability and up-times, high quality inexpensive Customer Premise Equipment (CPE), and inexpensive network operation and support costs. We also offer a variety of high speed wireless point to point connections that can be engineered to support information technology data projects or applications. We are also involved in broadband wireless network engineering and integration. This service includes: wireless design and planning, network design documentation, hardware specifications and recommendations, site survey statistics, topography graphs and antenna plotting information, path calculations and link probability statistics, and installation where our crews deploy wireless networks with the quality and timeliness a customer demands. Proper installation is essential for any wireless system to maintain reliability, low-maintenance and the ability to withstand harsh environmental conditions.

We currently have basic communication services available for our clients:

•	256Kbits,

•	512Kbits,

•	768Kbits,

•	1Mbit,

•	1.5Mbit,

•	Point to Point Connections, and

•	Wireless Network Integration

We obtain our hardware and software from third parties. We utilize various pieces of equipment and software from third parties including communication towers, software, and cables. We provide a fixed wireless point to multipoint network that interconnects customers to an access point allowing the customer access to the internet. Fixed wireless broadband is an Internet access service designed to take the place of cable/DSL, fiber and T1 services from the telephone company and does not require satellite feeds, a government license, or even local phone services. Our fixed wireless systems use a small microwave antenna that is attached to a radio at the customer premises. The Customer Premise Equipment (CPE) is pointed back to the Access Point (AP)—typically a tall building or radio tower—to create a Wireless Local Loop (WLL). From the CPE the customer can attach their computer system or company network via a RJ-45 Ethernet connection and connect directly to the Internet.

Current Locations

We have a secure equipment cabinet and co-location facilities at The Rio Hotel and Casino’s communications facility. This location provides us with access to direct fiber on a national backbone network for our Internet Access backhaul. The Rio Hotel and Casino is one of our major Wireless Access Points (WAP), which allows us to broadcast over 240 degrees of line of sight to the south, west, north, and northeast areas of Las Vegas. We currently have 3MBits of redundant high-speed fiber bandwidth from Cox Communications Business Services national fiber network; which interconnects with AT&T and Level 3 Communications. This bandwidth is burstable from the 3MB floor up to 155MB and can be upgraded at any time with very quick response times, because of having direct access to the national fiber network. The wireless backbone interconnects here and handles all customer traffic. This location also houses our in-house Network-wide monitoring, and Policy Server, which will also use this fiber connection for access. This location is exclusive to us by the site license for broadcasting and uses the specific frequencies that are being used by our broadcast and backhaul networks.

We also utilize the rooftop at the Las Vegas Hilton. This site is at the north end of the Las Vegas Strip, and is positioned for direct access of Wireless Broadband services to the entire east and north markets of Las Vegas. This will also allow us to broadcast its services to the far north, west, and east sections of the city, when new customers are obtained, which areas are lacking broadband services. We plan to use this site to expand our wireless backbone to be able to deliver cost effective service to new Access Points. This site is directly connected to our High Speed network via FCC licensed 23GHz 45MBit microwave connections with High speed fiber redundancy.

Market for Wireless Speed and Efficiency

There is a demand for speed and increased efficiency in business to business communications. Then there is the increasing amount of content that involves a bigger volume of data files, more Internet services, information, entertainment and communication. As the desire for more information, communication and entertainment grows, so does the need for solutions to provide these services at high speed, high reliability and at an acceptable cost. Wireless has always been an alternative for high-speed connections, but never has the range of choices been as great or the rate of innovation as rapid. Fixed Wireless Broadband connections can deliver data rates from 256Kbps to 650 Mbps. These wireless connections serve the same function as a wire-line — interconnecting private networks, bypassing a local exchange carrier or connecting to the Internet.

Fixed Wireless Broadband Access

Fixed-wireless systems can be used for almost anything that a cable is used for, whether the cable is a T1 circuit, a cable television cable, an Ethernet cable or a fiber optic cable. Fixed-wireless systems are designed so that they emulate cable connections, and they use the same type of interfaces and protocols, such as T1, frame relay, Ethernet and ATM. Fixed-wireless systems are also used for voice communications as well as for carrying television programming. But most fixed-wireless systems are data-centric, such as for Internet access, or is flexible in supporting both voice and data communications. Fixed-wireless systems match cable-based systems for all important parameters, including delay, bit-error rate (1 in 100 million or better) and throughput (1 Mbps to 650 Mbps).

Many applications that operate over a cable should be able to operate over a fixed-wireless system. Today fewer than 20 percent of buildings have fiber to them, and only about 60 percent are close enough to a central office (12,000 feet or 3.5 km) to take advantage of DSL technology. A wireless connection could be the only option for high-speed communications. Reasons to consider wireless include lower costs, faster deployment, greater flexibility and better reliability. You also do not need to be a radio engineer to take advantage of fixed-wireless communications. Wireless communications offers tremendous flexibility and ever-improving performance, wireless offers more than sufficient bandwidth for many applications. Fixed wireless systems operate at frequencies that require line of sight (LOS) and that have broadcast distances that vary from a few feet to tens of miles. Fixed Wireless Internet Access is distinctly different from wired services (Cable/DSL, T-1, or Fiber) by its potential transport speed, ease and rapid installation, reliability and affordability — among other reasons.

Employees

We currently have four full-time employees all of whom are our officers. We also have one part-time employee.

GOVERNMENT REGULATION

We operates our Fixed Wireless network under FCC licensed 23GHz microwave point to point backbone links. Each 23GHz backbone connection has a FCC license to operate in this specific frequency filed under FCC Form 601-M. As to each license in this frequency band, and pursuant to Section 309(h) of the Communications Act of 1934, as amended, 47 U.S.C Section 309(h), this license is subject to several conditions. We can only use the frequencies designated in the license for 10 years. Our right cannot be assigned or otherwise transferred without the prior consent of the FCC. This license is subject in terms to the right of use or control conferred by Section 706 of the Communications Act of 1934, as amended.

SkyBridge Wireless, Inc. also operates in unlicensed frequencies for the distribution of the Fixed Wireless Broadband delivered to the clients. Operating in the frequencies of:  902-928MHZ, 2400-2483.5MHz, 5275-5325MHz, & 5725-5850MHz SkyBridge Wireless, Inc. falls under the FCC guidelines of Part 15 Section 15.245. This allows use of these frequency bands in broadcasting radio signals under certain levels of radio emissions, which allows us to effectively provide Fixed Wireless Broadband Internet Access.

Intellectual Property

We do not have any patents, trademarks, tradenames or any other intellectual property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

RESULTS OF OPERATIONS – September 30, 2004

General

We are a development stage company that developed its initial business plan in 2002 and we have been working toward following the plan and expanding its broadband wireless network. We have had limited resources for cash outlay in 2003 and in the first three quarters of 2004. We continue to engage in activities to raise capital through debt and/or equity transactions. We expect to continue these efforts in the fourth quarters of 2004 and as required into 2005.

Management expects that sales levels will increase through the fourth quarter of 2004 and into 2005.

We have a limited operating history upon which an evaluation of our current business and its prospects can be based. Our prospects must continually be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Such risks include, the company’s inability to anticipate and adapt to a developing market, the failure of the company’s infrastructure, changes in laws that adversely affect the company’s business, our ability to manage its operations, including the amount and timing of capital expenditures and other costs relating to the expansion of the Company’s operations, the introduction and development of different or more extensive communities by direct and indirect competitors of ours, including those with greater financial, technical and marketing resources, our inability to attract, retain and motivate qualified personnel and general economic conditions.

We expect that our operating expenses will increase as it pursues its business plan. To the extent that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that we are unable to adjust operating expense levels accordingly. Our business, results of operations and financial condition would be materially and adversely affected.

There can be no assurances that we can achieve or sustain profitability or that our operating losses will not increase in the future.

Our independent auditor issued an explanatory paragraph as to their substantial doubt as to our ability to continue as a going concern, in their report for the financial statements for the year ended December 31, 2003. The auditors state that our continuation as an going concern is dependent upon our ability to obtain additional financing or sell our common stock as may be required and ultimately to attain profitability.

Without realization of additional capital, it would be unlikely for us to continue as a going concern, We plan to raise operating capital through a combination of equity and debt financing. Management plans to raise approximately $5,000,000. and believe this amount will be sufficient to finance the continuing development for the next twelve months. However there is no assurance that we will be successful in raising such financing.

Results of operations / Plan of Operations

The results of operations reflected in this discussion include our operations for the three and nine months ended September 30, 2003 and September 30, 2004.

Revenue

We have achieved limited revenue and has no profits to date; we anticipate that we will continue to incur net losses for the foreseeable future. As of September 30, 2004 we had an accumulated deficit of $4,875,051 compared with an accumulated deficit of $1,330,378 as of September 30, 2003.

Revenue from the continuing operations decreased by $ 30,359 (85%) from $ 35,382 for the three months ended September 30, 2003 compared to $ 4,923 for the three months ended September 30, 2004. The decrease in revenue was primarily due to the lack of contract work from third party customers.

Revenue from the continuing operations decreased by $ 23,895 (60%) from $40,034 for the nine months ended September 30, 2003 to $ 16,139 for the nine months ended September 30, 2004. The decrease in revenue was primarily due to the lack of contract work from third party customers.

We are continuing negotiations with a domestic national retailer that may want to utilize our services. Final talks are ongoing, however these discussions and negotiations may or may not lead to contracts.

We are continuing our efforts to further develop our products, market development and creation of vender/customer relationships, but it is difficult without adequate resources.

Cost of revenue

The cost of revenue principally includes the cost of components and labor required to install customer use equipment and the costof components to upgrade the wireless sites already installed. Total cost of revenue was $9,426 during the three months ended September 30 2004, which is an increase of $2803 (42%) from $ 6,623 for the three months ended September 30, 2003. The increase in the cost of revenue was because we completed the installation of new tower sites during the three months ended September 30, 2004 . We had no tower installations for the three months ended September 30, 2003.

Total cost of revenue was $26,623 during the nine months ended September 30 2004, which is a decrease of $3,774 (12.4%) from $30,397 for the nine months ended September 30, 2003. The decrease in cost was primarily due to the lack of contract work from third party customers.

Operating expenses

Total operating expenses increased by $247,840 (94%) from $262,209. for the three months ended September 30, 2003 to $510,059 for the three months ended September 30, 2004. The increase was primarily attributable to on going operations to support general and administrative expense and the sale and installation of new customer equipment. These general and administrative expenses are expected to remain near this number during the next quarter.

Total operating expenses increased by $1,136,363 (87.4%) from $1,299,566 for the nine months ended September 30, 2003 to $2,435,929 for the nine months ended September 30, 2004. The increase was primarily attributable to additional employees and the installation of new access points.

Other Expenses/Net Loss

Net Loss increased by $462,971. (198%) from a net loss of $233,450. for the three months ended September 30, 2003 to a net loss of $696,421. for the three months ended September 30, 2004. We attribute a major portion of the Net Loss to other expenses, namely the booking of the issuance of shares to certain consultants for valuable services to us.

Net Loss increased by $1,474,777 (113.6%) from a net loss of $1,297,378 for the nine months ended September 30, 2003 to a net loss of $2,771,155 for the nine months ended September 30, 2004. We attribute a major portion of the Net Loss to other expenses, namely the booking of the issuance of shares to certain consultants for valuable services to us.

Liquidity and Capital Resources

Cash and Cash Equivalents

We have incurred significant losses and negative cash flows from operations since December 20, 2002 (inception). We have obtained our required cash resources from private placements, convertible debentures and notes payable. We may not operate profitably in the future and will be required to continue to raise additional capital to finance our operations and complete our business plan.

Cash increased to $49,406 (246%) during the three months ended September 30, 2004 from $ 200. for the three months ended September 30, 2003. This increase in cash was primarily due to cash received from issuance of convertible debentures,

Cash provided by financing activities

Financing activities provided cash of $410,000 during the three months ended September 30, 2004 from the issuance of convertible debentures.

We recognize the need for the infusion of cash during the next twelve months. We have received an additional $ 35,000 from the issuance of convertible debenture in October 2004. We have an agreement for the sale of additional debentures of up to an aggregate principal of $ 1,000,000, however, there is no assurance that we will be able to complete the sale of debentures and receive the additional cash infusion. Furthermore we have engaged May Davis Group, an the investment- banking firm, to assist us in raising an additional capital through debt or equity transactions for the expansion of our business plan. There is no assurance this money will be raised in a timely manner for us to expand.

As previously disclosed, we entered into a Private Equity Credit Agreement with Globalvest Partners, LLC, a New York limited liability company, whereby Globalvest Partners has agreed to purchase up to $4.5 million of common stock over a 36-month period. Specifically, after the Securities and Exchange Commission has declared effective a registration statement, we will have the right to sell to Globalvest Partners up to $4.5 million of its common stock at a purchase price equal to 91% of the market price of the average of the 3 lowest closing bid prices of the common stock during the 10 day trading period following notice from us. The maximum amount that we can sell to Globalvest in any single transaction is equal, at our election, to the lesser of (a) 250% of the daily weighted average volume of the shares of common stock of the Company for the 20 trading days immediately preceding the date of our notice or (b) $500,000. Each put notice submitted by us must be for at least $25,000 of shares. Although we have the right to control the timing and the amount of stock sold to Globalvest, there is no guarantee that we will ever receive any funding from Globalvest Partners.

In addition we may wish to pursue possible acquisition of or investments in businesses or technologies complementary to our business, in order to expand and broaden our product and service offerings and achieve greater operating efficiencies. We may not have sufficient liquidity, or we may not be able to obtain additional financing on favorable terms or at all, in order to finance such an acquisition or investment.

With the additional funding of $35,000 which we have already received and the agreement we have signed for the sale of additional debentures up to an aggregate principal amount of $1,000,000, we believe we have adequate cash to fund the company operations for approximately the next twelve months. An adverse business development may also require us to raise additional financing sooner than anticipated. We recognize that we may be required to raise such additional capital at times and in amounts, which are uncertain, especially under the current capital market conditions. If we are unable to acquire additional capital or are required to raise it on terms that are less satisfactory than we desire, it may have a material adverse effect on our financial condition. If necessary, we may be required to considerably curtail our activities or seek to make alliances that could significantly result in dilution to our existing shareholders.

On Going Concern

These conditions raise substantial doubt about our ability to continue as an going concern. As discussed in our financial statements for the three months ended September 30, 2004, the opinion of our independent auditor on our financial statements for the year ended December 31, 2004 included an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern without the infusion of needed capital

Off Balance Sheet

We have not entered into any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, result of operations, liquidity, capital expenditure, or capital resources and would be considered material to investors.

Forward-Looking Statements/Certain Limitations

The foregoing contains “forward looking statements” within the meaning of Rule 175 under the Securities Act of 1933, as amended, and Rule 3b-6 under the Securities Act of 1934, as amended, including statements regarding, among other items, our business strategies, continued growth in our markets, projections, and anticipated trends in our business and the industry in which it operates. The words “believe,” “expect,” “anticipate,” “intends,” “forecast,” “project,” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, certain of which are beyond our control. We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those in the forward looking statements, including, among others, the following: reduced or lack of increase in demand for Company’s products, competitive pricing pressures, changes in the market price of ingredients used in our products and the level of expenses incurred in our operations. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained herein will in fact transpire or prove to be accurate. We disclaims any intent or obligation to update “forward looking statements.” There can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequence to or effects on us or our business or operations. We assume no obligations to update any such statements.

RESULTS OF OPERATIONS – December 31, 2003

General

We are a development stage company that started our business in 2002. We intend to continue our network expansion business so that we may commence material sales in the third and fourth quarter of 2004, as estimated by our management. We have limited resources for cash outlay, however the proposed expansion continues through 2004. During 2003, we continued to engage in activities to raise capital through equity financing. In March, 2004, we signed an agreement with May Davis Group, based in New York, New York, for help to raise up to $5,000,000 on a best efforts basis, and we are exploring other debt and equity opportunities. No assurance exists that we will successfully raise the capital.

Our management expects sales levels will be limited in the third and fourth quarters of 2004 but should consistently increase into 2005.

During the year ended December 31, 2003, we incurred a net loss of $2,070,896 or a loss of $0.01 per share.

We have a limited operating history upon which an evaluation of us, our current business and our prospects can be based. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development. Such risks include our inability to anticipate and adapt to a developing market, the failure of our infrastructure, changes in laws that adversely affect our business, our ability to manage our operations, including the amount and timing of capital expenditures and other costs relating to our expansion of our operations, the introduction and development of different or more extensive communities by our direct and indirect competitors, including those with greater financial, technical and marketing resources, our inability to attract, retain and motivate qualified personnel and general economic conditions.

We have achieved no significant revenue or profits to date, and we anticipate that we will continue to incur net losses for the foreseeable future. As of December 31, 2003, we had an accumulated deficit of $2,103,896.

We expect that our operating expenses will increase significantly, especially as we fine-tune our business plan. To the extent that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition would be materially and adversely affected. There can be no assurances that we can achieve or sustain profitability or that our operating losses will not increase in the future.

Our independent auditor issued an explanatory paragraph as to their substantial doubt as to our ability to continue as a going concern, in their Report for the financial statements of December 31, 2003. Without realization of additional capital, it would be unlikely for us to continue as a going concern. We plan to raise operating capital via equity and/or debt offerings. However, there are no assurances that such offerings will be successful or sufficient to fund our operations. In the event the offerings are insufficient, we have not formulated a plan to continue as a going concern.

Plan of Operation

In light of limited revenues, during the next 12 months, we will actively seek out funding partners. Because we lack cash and other capital resources, it may be necessary for the officers and directors to either advance funds to us or to accrue expenses until such time as a successful business operations can be made, however there is no agreement with them for them to do so, nor is there any assurance that they will or any advances will be sufficient.

Our management intends to hold expenses to a minimum and to obtain services on a contingency basis or for shares when possible.

As to labor expenses moving forward, we intend to use 3 full-time and 2 part-time employees and will add other employees as needed. Outside advisors or consultants will be used only if they can be obtained for minimal cost or on a deferred payment basis or for stock.

Our management is confident that we will be able to operate and to continue our search for funding opportunities for at least the next 12 months.

Liquidity and Capital Resources

We need cash over the ensuing 12 months in order to carry out our business activities, we have received a commitment from a New York brokerage firm to raise up to $5 million dollars, but on a best efforts basis. In spite of being able to meet cash needs that are currently anticipated, there can be no assurance that we will have the ability to acquire all the needed funds to complete our business plan.

Results of Operations

We generated $47,502 in revenues for the year ended December 31 of 2003. Limited sales only began in May 2003.

We are currently in negotiations with one major domestic, national retailer that may want to utilize our services and products. Whether or not an agreement or any benefits are obtained, it continues to seek potential customers, though it is significantly restrained due to the need for capital.

We continue to make final arrangements to set up products in select areas in the third and fourth quarter of 2004. We expect to have an agreement in place with at least one major retailer by summer, 2004, however there is no assurances that any agreement will be completed by then or in the future.

In September 2003, we entered into an agreement to acquire 100% of the outstanding capital stock of (“NET”) N-E-T Service Corporation (“NET Transaction”), which was owned and controlled by our President, Jim Wheeler, in exchange for 500,000 shares of our common stock. The material asset that NET has is a distribution license with an Oregon company for a voice over IP system used in connection with the Internet. The system would allow businesses to connect their phone systems through the Internet. Our plan is to use Net as a future vehicle for acquisitions, mergers and similar transactions, apart from consideration of Internet business we may plan for NET to undertake. In February, 2004, we completed the purchase of the NET transaction through the issuance of the 500,000 shares.

Although we have achieved limited sales in 2003, in our management’s opinion, substantial business activity occurred which has helped to move us towards our objectives. The activities include product development, market development, and creation of vendor/customer relationships and the signing of an agreement to supply us with up to $5 million dollars for expansion on a best efforts basis. Our staff and consultants continue to move forward with positive results, though we remain non-profitable. The yearly activities were financed primarily through the infusion of capital from the sale of restricted stock and payment of services with stock.

Dividend Policy

We declared a stock dividend on October 10, 2003 of one share of NET stock for each share of we owned on October 10, 2003. The shares were issued in July 2004.

We have not declared or paid a cash dividend to stockholders as to our company since it was originally organized. Our Board of Directors presently intends to retain any earnings to finance necessary operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon earnings, capital requirements and other factors.

Description of Property

The office is a functional and utilitarian office space located at 6565 Spencer St, Suite 205 Las Vegas, Nevada. It is located on the southwest side of the city for line of site applications for the Radio Frequency (RF) network. The office space is conveniently located close to all major roads and freeways and the airport for easy dispatch of installation and maintenance crews. We are renting this office space on a month to month tenancy and currently paying $1,500 per month. The space is sufficient for our current operations

We have a secure equipment cabinet and co-location facilities at the Las Vegas Rio Hotel and Casino’s communications facility. This location provides us with access to direct fiber on a national backbone network for our Internet Access backhaul. Pursuant to our Communications Site License Agreement for space of the tower operated by the licensor, we pay an annual fee of $10,800 with annual increases based on the greater of 5% or the Consumer Price Index. The lease expires in May 2006, but we have the right to renew for 2 additional one-year terms.

The Rio Hotel and Casino is one of our major Wireless Access Points (WAP), which allows us to broadcast to over 240 degrees of line of sight to the south, west, north, and northeast areas of Las Vegas. We currently have 5MBits of redundant high-speed bandwidth from Cox Communications national fiber network; which interconnects with AT&T and Level 3 Communications. This bandwidth is burstable from the 5MB floor up to 100MB and can be upgraded at any time with very quick response times, because of having direct access to the national fiber network. The wireless backbone interconnects here and handles all customer traffic. This location also houses our in-house Internet, E-Mail, DNS, Network-wide monitoring, and Policy Server, which will also use this fiber connection for access. This location is exclusive to us by the site license for broadcasting and using the specific frequencies that are being used by our broadcast and backhaul networks.

Certain Relationships and Related Transactions

In September 2003, we acquired 100% of the outstanding capital stock of N-E-T Service Corporation, which was owned and controlled by our President Jim Wheeler, in exchange for 500,000 shares of our common stock. . The material asset that NET has is a distribution license with an Oregon company for a voice over IP system used in connection with the Internet. The system would allow businesses to connect their phone systems through the Internet. We recorded an intangible asset and another liability for the license totaling $47,000. In July 2004, we issued a dividend to our shareholders of one share of Net stock for each share owned.

Executive Management Services, one of our consultants, is owned and controlled by “Bud” Wheeler, the father of James Wheeler, our Chief Executive Officer. We have a consulting agreement with Executive Management which provides that when we receive funds, we have to pay Executive Management $360,000. In addition, Executive Management has options to purchase an aggregate of 4,000,000 shares, of which 3,170,833 were exercised at $0.03; 829,167 are exercisable at $0.03 and expire January 15, 2006 and 20,000,000 are exercisable at $0.011 once fully vested on July 1, 2004 and expire April 2008. All compensation and arrangements with Bud Wheeler are approved by the all non-interested members of the Board of Directors.

As of October 20, 2004, we had balances due to related parties totaling $ 360,900 and $540,015 from the founders of the Company and a stockholder of the Company, respectively. The balances bear no interest, are unsecured and due on demand.

During December 2003, the founders of the Company converted $75,664 due to them into additional paid-in capital. Said amount was the value of the EIN shares exchanged by the founders for the shares of the Company. The founders of the Company did not receive common stock for this conversion.

During March 2004, the Company issued 2,000,000 shares of common stock to a stockholder for services totaling $100,000. The 170,000,000 shares owned by each of James Wheeler and Jason Neiberger are subject to a Buyout Agreement which provides that if either Mr. Wheeler or Mr. Neiberger terminates or resigns from his employment with us, the other individual has the right to purchase all or any portion of his shares. If the individual does not exercise his right of first refusal, we have the right to purchase the shares. The purchase price for such shares is 25% of the average of the closing sales price of the shares of Common Stock of the Corporation in the Over-the-Counter Bulletin Board as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, based on the 20 trading-day period ending on the trading day which is one trading day prior to the date of the departing executive’s resignation or termination.

Other than as described above, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;

•	Any person proposed as a nominee for election as a director;

•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;

•	Any of our promoters;

•	Any relative or spouse of any of the foregoing persons who has the same house as such person

Market for Common Equity and Related Stockholder Matters

We are currently listed on the “OTC Bulletin Board” under the symbol “SBWL.”

The following table shows the high and low bid prices of the Company’s common stock as reported for the periods indicated. The quotations shown reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Year Ended December 31, 2002
First Quarter	$0.15	$0.002
Second Quarter	$0.20	$0.15
Third Quarter	$0.20	$0.20
Fourth Quarter	$0.20	$0.10

Year Ended December 31, 2003
First Quarter	$0.11	$0.11
Second Quarter	$0.40	$0.03
Third Quarter	$0.17	$0.03
Fourth Quarter	$0.11	$0.014

Year Ending December 31, 2004
First Quarter	$.07	$.024
Second Quarter	$.05	$.020
Third Quarter	$.04	$.018

On November 17, 2004, the last reported sale price of our common stock as reported on the OTC Bulletin Board was .02 per share.

As of October 20, 2004, there were approximately 252 shareholders of record of our common stock. This amount does not take into account those shareholders whose certificates are held in the name of depositories, financial intermediaries, clearing houses, broker-dealers or other nominees such as the Depository Trust Company (DTC) and its own nominee, Cede & Company.

Dividends

We declared a stock dividend on October 10, 2003 of one share of NET stock for each share of our common stock owned on October 10, 2003. The shares were issued in July 2004.

We have not declared or paid a cash dividend to our stockholders since we were originally organized. Our Board of Directors presently intends to retain any earnings to finance necessary operations and does not expect to authorize cash dividends in the foreseeable future. Any payment of cash dividends in the future will depend upon earnings, capital requirements and other factors.

Securities Authorized for Issuance Under Equity Compensation Plans

As of December 31, 2003, our most recently completed fiscal year, we did not have any equity compensation plan. In August 2004, our Board of Directors adopted, and our stockholders approved, the SkyBridge Wireless, Inc. 2004 Equity Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in column a))
2004 Equity Incentive Plan	100,000,000.015		68,829,167

The Equity Incentive Plan is to be administered by the Compensation Committee of the Board of Directors.  Pursuant to the 2004 Equity Incentive Plan, options, restricted stock, stock appreciation rights, performance stock awards and bonus stock awards for 100,000,000 shares of common stock may be granted to employees (including officers or employees who are directors) and consultants of our company and its affiliates.  To date, no options or awards have been granted under the 2004 Equity Incentive Plan, other than 5,000,000 shares issued to Pacific Coast Capital Advisors, Inc. and 1,000,000 shares issued to Jeffery Flannery.

Executive Compensation

The following table sets forth the compensation paid to, earned by or accrued to our Chief Executive Officer and each of our other executive officers for whom more than $100,000 was paid or accrued as compensation for the years ended December 31, 2003, 2002, and 2001 (collectively, the “Named Executive Officers”):

	Annual Compensation
Name and Principal Position	Year	Cash Compensation		Other Compensation
James Wheeler	2003	$30,000	(1)	0
Chief Executive Officer	2002	$0		$13,000
	2001	$0
Jason Neiberger	2003	$38,905	(2)	0
President	2002	$0		$17,000
	2001	$0

None of our other officers received compensation totaling more than $100,000 in the last three years.

Employment Agreements

Effective as of October 26, 2004, we entered into a three-year employment agreement with Jim Wheeler, our Chief Executive Officer. The agreement provides for a salary of $180,000 per annum, plus a bonus of $50,000 once aggregate proceeds of $2,500,000 is raised. Mr. Wheeler is also entitled to a bonus of $25,000 and 250,000 shares if we obtain 500 customers, and $50,000 and 500,000 shares if we achieve 1,000 customers. If we ever have the capability of providing service in a new geographic market, we will be obligated to pay Mr. Wheeler a bonus of $100,000. Mr. Wheeler is entitled to an automobile allowance of $1, 500 per month, a life insurance policy of $1, 000,000, directors’ and officers’ liability insurance and 4 weeks paid vacation per year. Mr. Wheeler is also entitled to living quarters in Las Vegas, Nevada. We may terminate his employment for gross misconduct in the performance of his duties. If Mr. Wheeler’s employment is terminated within 12 months following a change in control, Mr. Wheeler will receive his salary, bonus and additional compensation for a period equal to the greater of the remainder of the term of the employment agreement or 3 years.

Effective as of October 26, 2004, we entered into a three-year employment agreement with Jason Neiberger, our President. The agreement provides for a salary of $150,000 per annum, plus a bonus of $50,000 once aggregate proceeds of $2,500,000 is raised. Mr. Neiberger is also entitled to a bonus of $25,000 and 250,000 shares if we obtain 500 customers, and $50,000 and 500,000 shares if we achieve 1,000 customers. If we ever have the capability of providing service in a new geographic market, we will be obligated to pay Mr. Neiberger a bonus of $100,000. Mr. Neiberger is entitled to an automobile allowance of $1, 500 per month, a life insurance policy of $1, 000,000, directors’ and officers’ liability insurance and 4 weeks paid vacation per year. We may terminate his employment for gross misconduct in the performance of his duties. If Mr. Wheeler’s employment is terminated within 12 months following a change in control, Mr. Wheeler will receive his salary, bonus and additional compensation for a period equal to the greater of the remainder of the term of the employment agreement or 3 years.

Options/SAR Grants in Last Fiscal Year

During the fiscal year ended December 31, 2003, no options or stock appreciate rights were been granted by us to any officer or other employee.

Aggregated Options/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Table

During the fiscal year ended December 31, 2003, there were no exercises of any options or stock appreciation rights by any officer or other employee.

Where You Can Find Additional Information

        SkyBridge Wireless, Inc. files current, quarterly and annual reports with the SEC on Forms 8-K, 10-QSB, and 10-KSB, proxy statements and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public over the internet at the Securities and Exchange Commission’s website at http://www.sec.gov. Our website on the Internet is at http://www.SkyBridgewireless.net.

Financial Statements

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONDENSED BALANCE SHEET
SEPTEMBER 30, 2004
(UNAUDITED)

ASSETS
Current assets
Cash	$ 49,406
Accounts receivable	1,129

Total current assets	50,535
Fixed assets, net	61,546
Loan fees, net	51,265

Total assets	$ 163,346

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued liabilities	15,173
Due to related parties	1,005,699
Other liability - related party	95,125

Total current liabilities	1,115,997
Long-term liabilities
Convertible debentures - long-term	410,000

Total liabilities	1,525,997
Commitments and contingencies	--
Minority interest	--
Stockholders' deficit
Common stock; $0.001 par value; 1,000,000,000 shares
authorized; 469,027,794 shares issued and 468,427,794 outstanding	468,428
Additional paid-in capital	3,114,772
Unamortized loan placement fees	(10,800)
Unamortized loan fees related to equity credit agreement	(60,000)
Accumulated deficit during the development stage	(4,875,051)

Total stockholders' deficit	(1,362,651)

Total liabilities and stockholders' deficit	$ 163,346

See condensed notes to financial statements.

3

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
INTERIM CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three months ended September 30, 2004	Three months ended September 30, 2003	Nine months ended September 30, 2004	Nine months ended September 30, 2003	December 20, 2002 (Inception) through September 30, 2004
Revenue	$4,923	$35,382	$16,139	$40,034	$63,641
Cost of revenue	9,426	6,623	26,623	30,397	66,148

Gross income (loss)	(4,503)	28,759	(10,484)	9,637	(2,507)
Operating expenses
Depreciation and amortization	48,251	6,726	70,870	15,486	93,160
Consulting and professional fees	274,146	100,478	1,829,808	833,738	3,212,934
Other general and administrative
expenses	187,652	155,005	535,251	450,342	1,153,259

Total operating expenses	510,049	262,209	2,435,929	1,299,566	4,459,353

Loss from operations	(514,552)	(233,450)	(2,446,413)	(1,289,929)	(4,461,860)
Other expenses
Interest expense	(181,869)	--	(277,742)	--	(277,742)
Loss related to acquisition of NET	--	--	(47,000)	--	(47,000)
Bad debt related to other receivable	--	--	--	--	--
Entertainment Internet acquisition cost	--	--	--	(7,449)	(7,449)

Loss before provision for income
taxes	(696,421)	(233,450)	(2,771,155)	(1,297,378)	(4,875,051)
Provision for income taxes	--	--	--	--	--

Net loss	$(696,421)	$(233,450)	$(2,771,155)	$(1,297,378)	$(4,875,051)

Basic and diluted loss per
common share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Basic and diluted weighted
average common shares outstanding	462,227,758	387,368,033	433,168,882	367,310,762	397,644,871

See condensed notes to financial statements.

4

CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENT OF STOCKHOLDERS' DEFICIT
(UNAUDITED)

	Common Stock Shares Amount		Additional Paid-In Capital	Unamortized Loan Placement Fees	Unamortized Equity Loan Fees	Accumulated Deficit During Development Stage	Total Stockholders' Deficit
Balance December 31, 2003	401,714,120	$401,714	$1,172,918	$--	$--	$(2,103,896)	$(529,264)
Common shares issued for
NET acquisition	500,000	500	46,500	--	--	--	47,000
Common shares issued for
services	22,050,000	22,050	842,950	--	--	--	865,000
Common shares issued to
the Chief Executive
Officer for services	40,000,000	40,000	640,000	--	--	--	680,000
Common shares issued for
accounts payable	75,000	75	2,925	--	--	--	3,000
Cancellation of common stock	(350,000)	(350)	350	--	--	--	--
Return of stock into treasury	(600,000)	(600)	600	--	--	--	--
Common shares issued for
unamortized loan placement fees	2,000,000	2,000	58,000	(60,000)	--	--	--
Common shares issued for
unamortized loan fees
related to equity credit
agreement (including $5,000 paid in cash)	3,038,674	3,039	51,961	--	(60,000)	--	(5,000)
Options granted for services	--	--	26,996	--	--	--	26,996
Beneficial conversion
feature of convertible debenture	--	--	271,572	--	--	--	271,572
Current period amortization
of unamortized loan placement fees	--	--	--	49,200	--	--	49,200
Net loss	--	--	--	--	--	(2,771,155)	(2,771,155)

Balance September 30, 2004	468,427,794	$468,428	$3,114,772	$(10,800)	$(60,000)	$(4,875,051)	$(1,362,651)

See condensed notes to financial statements

5

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
UNAUDITED)

Cash flows from operating activities:	Nine months ended September 30, 2004	Nine months ended September 30, 2003	December 20, 2002 (Inception) Through September 30, 2004
Net loss	$(2,771,155)	$(1,297,378)	$(4,875,051)
Adjustments to reconcile net
loss to net cash used by
operating activities:
Stock based compensation	1,571,996	649,313	2,714,309
Entertainment Internet acquisition costs	--	7,449	7,449
Loss related to acquisition of NET	47,000	--	47,000
Depreciation and amortization	70,870	15,486	93,160
Bad debt related to other receivable	--	--	81,000
Beneficial conversion feature of
convertible debenture	271,572	--	271,572
Changes in operating assets
and liabilities
Change in accounts payable
and accrued liabilities
	(20,683)	33,243	15,173
Change in accounts receivable	(1,129)	(4,652)	(1,129)
Change in loan fees	(53,300)	--	(53,300)

Net cash used by operating activities	(884,829)	(596,539)	(1,699,817)
Cash flows from investing
activities:
Purchase of fixed assets	(21,831)	(81,639)	(103,471)

Net cash used in investing activities	(21,831)	(81,639)	(103,471)
Cash flows from financing activities
Proceeds from issuance of common stock	--	265,000	265,000
Change in due to related parties	455,785	413,172	1,087,363
Change in other liability	95,125	--	95,125
Advance from convertible debentures	410,000	--	410,000
Loan fees related to equity line of credit	(5,000)	--	(5,000)
Cash received through acquisition
of Entertainment Internet	--	206	206

Net cash provided by financing activities	955,910	678,378	1,852,694
Net change in cash	49,250	200	49,406
Beginning cash balance	156	--	--

Ending cash balance	$49,406	$200	$49,406

Supplemental disclosure of cash flow:
Cash paid for interest	$--	$--	$--

Cash paid for income taxes	$--	$--	$--

Schedule of non-cash investing and
financing activities
Purchase of an intangible asset
through other liability	$--	$47,000	$--

Schedule of non-cash investing and
financing activities
Issuance of 7,655,412 shares of common stock
for acquisition of Entertainment Internet	$--	$7,655	$7,655

Issuance of 60,000 shares of common stock
for payment of due to related party	$--	$3,000	$--

Issuance of 600,000 shares of
common stock for other receivable	$--	$81,000	$--

Issuance of 75,000 shares of
common stock for accounts payable	$3,000	$--	$3,000

Issuance of 2,000,000 shares of common stock
for unamortized loan placement fees	$60,000	$--	$60,000

Issuance of 3,038,674 shares of common stock
for unamortized loan fees related to equity
credit agreement, (excluding $5,000 paid
in cash)	$55,000	$--	$55,000

See condensed notes to financial statements.

6

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

1.     DESCRIPTION OF BUSINESS, HISTORY, AND SUMMARY OF SIGNIFICANT POLICIES

The accompanying unaudited condensed financial statements have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form 10-KSB for the year ended December 31, 2003 of SkyBridge Wireless, Inc. (the “Company”).

The interim financial statements present the condensed balance sheet, statements of operations, stockholders’ deficit and cash flows of SkyBridge Wireless, Inc. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position of the Company as of September 30, 2004 and the results of operations and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Employee stock based compensation – The Company applies Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

The Company issued no stock and granted no warrants or options to employees for compensation for the nine months ended September 30, 2004 and 2003.

In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company has adopted the disclosure only provisions of SFAS No. 123.

Principles of consolidation — The accompanying financial statements include the accounts of the Company and its majority-owned subsidiary, N-E-T Service Corporation. The ownership interests are recorded as “Minority interests”. Intercompany transactions and balances have been eliminated in consolidation.

7

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

3.     BUSINESS ACQUISITION

N-E-T Service Corporation – In September 2003, the Company entered into an agreement (“NET Transaction”) to acquire 100% of the outstanding capital stock of N-E-T Service Corporation (“NET”), in exchange for 500,000 shares of the Company’s common stock totaling $47,000. Prior to the transaction, the only asset of NET was a distribution license with an Oregon company for a voice over IP system used in connection with the internet. The system would allow businesses to connect their phone systems through the internet.

During February 2004, the Company issued the 500,000 shares to complete the acquisition of the NET Transaction. During March 2004, management of the Company concluded the future economic value of the distribution license could not be estimated, and accordingly, recorded a loss related to the acquisition of NET totaling $47,000.

The Company accounted for its 100% ownership interest in NET using the purchase method of accounting under APB No. 16. During June 2004, the Company issued a stock dividend of 1,000,000,000 shares of NET’s common stock to various stockholders and itself whereby the Company’s 100% ownership interest decreased to 61%. The Company has recorded a minority interest from this transaction with no balance due to the lack of operations or balance sheet accounts as of September 30, 2004.

4.     CONVERTIBLE DEBENTURES

During April 2004, the Company entered into an agreement with May Davis Group, Inc. (“May Davis”) as a placement agent to underwrite and sell up to $1,000,000 in convertible debentures. Each debenture sold will be convertible by the holder on or after the issue date at the lesser of (i) 75% (or 60% for stock under Rule 144) of the lowest three intraday bid prices during the twenty trading days immediately preceding notice of conversion or (ii) 120% of the closing bid price on the date of issuance. In addition, each debenture will be unsecured, bearing an interest rate of 8% per annum, and will mature 5 years from the date of issuance. The Company will also pay loan fees of 13% of the gross proceeds to May Davis of each issued debenture as well as $500 per issued debenture beginning after the first five debentures are sold to be paid to an escrow agent. Additionally, the Company issued 2,000,000 shares of common stock to May Davis for loan placement fees for the first $500,000 to be placed with investors. The loan placement fees totaling $10,800 (net of amortization expense of $49,200) was capitalized by the Company and will be amortized on a pro-rata basis according to the debentures issued.

As of September 30, 2004 convertible debentures consist of twelve debentures totaling $410,000 which will mature in various months in 2009. The Company recorded loan fees totaling $51,265 (net of amortization expense of $2,035) as of September 30, 2004. Additionally, the Company recorded the estimated value of the conversion feature as interest expense totaling $271,572.

5.     RELATED PARTY TRANSACTIONS

Due to related parties – As of September 30, 2004, due to related parties is comprised of balances totaling $537,939 and $467,760 from the founders of the Company and a stockholder of the Company, respectively. The balances bear no interest, are unsecured and due on demand.

8

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

Rent – The Company operates from a leased facility on a month-to-month basis, currently $1,500 per month, which is leased from a stockholder of the Company. For the nine months ended September 30, 2004 and 2003, rent expense totaled $13,500 and $13,500, respectively.

Stock options – During January 2004, the Company granted options to purchase 4,000,000 shares of the Company’s common stock to a stockholder. The options are fully vested upon grant with an exercise price of $0.03 per share. The grant was valued at $26,996 under the provisions of SFAS No. 123.

5.     RELATED PARTY TRANSACTIONS (continued)

Other liability – related party – During February 2004, a stockholder exercised a portion of the above options to purchase 3,170,833 shares of the Company’s common stock for $95,125. As of September 30, 2004, the Company had not issued the stock and accordingly, recorded an other liability – related party totaling $95,125.

Common Stock – During May 2004, the Company issued 40,000,000 shares of common stock to the Company’s Chief Executive Officer for services totaling $640,000.

During January 2004, the Company issued 75,000 shares of common stock to a stockholder for accounts payable totaling $3,000.

During March 2004, the Company issued 2,000,000 shares of common stock to a stockholder for services totaling $100,000.

6.     STOCKHOLDERS’ DEFICIT

During January 2004, the Company issued 2,050,000 shares of common stock for services totaling $103,000.

During January 2004, the Company cancelled 350,000 shares of common stock previously issued to a consultant.

During February 2004, the Company received 600,000 shares of common stock from a consultant after termination of a prior agreement for services. As of March 31, 2004, the shares were held as treasury stock at no value.

During March 2004, the Company issued 10,500,000 shares of common stock for services totaling $525,000.

During May 2004, the Company issued 500,000 shares of common stock for services totaling $15,000.

During July 2004, the Company issued 1,000,000 shares of common stock for services totaling $13,000

During August 2004, the Company issued 5,000,000 shares of common stock for services totaling $90,000

9

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

During September 2004, the Company issued 1,000,000 shares of common stock for services totaling $19,000.

7.     COMMITMENTS AND CONTINGENCIES

Consulting agreements – During March 2004, the Company entered into a Consulting Agreement with an entity whereby, the Company agreed to issue 10,000,000 shares of common stock in exchange for corporate consulting services. In addition, the Company will pay $1,000 per month over the term of 12 months. The Company issued the stock totaling $500,000 in March 2004.

During August 2004, the Company entered into a Consulting Agreement with an entity whereby, the Company agreed to issue 5,000,000 shares of common stock in exchange for corporate consulting services for the term of 12 months. The Company issued the stock totaling $90,000 in August 2004.

During August 2004, the Company entered into a Consulting Agreement with an entity whereby, the Company agreed to issue stock valued at $100,000 shares of common stock in exchange for corporate consulting services over the term of 6 months. The Company issued 1,000,000 shares of common stock totaling $30,000 in July 2004.

8.     EQUITY CREDIT AGREEMENT

During September 2004, the Company entered into a Private Equity Credit Agreement (“Equity Agreement”) with Globalvest Partners, LLC, (“Globalvest”). The Equity Agreement entitles the Company to draw funds up to $4,500,000 from issuance of its common stock for an amount equal to the lowest bid price for any three trading days during the ten trading immediately following the advance notice date. The Equity Agreement expires the later of thirty six months from the date a registration statement on Form SB-2 for registration of common stock under the Equity Agreement is declared effective by the SEC, or September 2008, subject to certain terms and conditions. Globalvest will retain 9% of each advance under the Equity Agreement. Additionally, the Equity Agreement requires the Company to pay Globalvest a commitment fee in the amount of $60,000; $55,000 to be paid by the issuance of common stock and $5,000 cash. The Company issued 3,038,674 shares of common stock during September 2004 for the $55,000 fee.

9.     GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and incurred a net loss of approximately $2,771,000 for the nine months ended September 30, 2004, with an accumulated loss during the development stage of approximately $4,875,000. The Company’s current liabilities exceed its current assets by approximately $1,065,000 as of September 30, 2004.

These conditions give rise to substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan, in this regard, is to raise financing of approximately $5,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing development for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

10

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)

10.     SUBSEQUENT EVENTS

During October 2004, the Company entered into an Executive Employment Agreement (the “Agreement”) with its Chief Executive Officer. The term of the Agreement commenced in October 2004 with an automatic renewal after three years unless written notification is sent by either party. Pursuant to the Agreement, the Chief Executive Officer will receive and annual base salary of $180,000 payable monthly. Additionally, the Chief Executive Officer will receive certain bonuses if and when the Company reaches certain milestones as set forth in the agreement.

During October 2004, the Company entered into an Executive Employment Agreement (the “Agreement”) with its President. The term of the Agreement commenced in October 2004 with an automatic renewal after three years unless written notification is sent by either party. Pursuant to the Agreement, the President will receive and annual base salary of $150,000 payable monthly. Additionally, the President will receive certain bonuses if and when the Company reaches certain milestones as set forth in the agreement.

Common stock — During October 2004, the Company issued 2,000,000 shares of common stock to a stockholder in satisfaction of due to related party totaling $80,000.

During November 2004, the Company issued 3,170,833 share of common stock to a sharholder in satisfaction of an other liability totaling $95,125.

Convertible debentures – During October 2004, the Company issued two additional convertible debentures with terms as discussed in Note 4 totaling $35,000. The convertible debentures mature in October 2009.

11

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
SkyBridge Wireless, Inc.
(A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheet of SkyBridge Wireless, Inc. (A Development Stage Company) as of December 31, 2003, and the related statements of operations, stockholders’ deficit, and cash flows for the year then ended, for the period from December 20, 2002 (Date of Inception) through December 31, 2002, and for the period from December 20, 2002 (Date of Inception) through December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SkyBridge Wireless, Inc. as of December 31, 2003, and the results of its activities and cash flows for the year then ended, for the period from December 20, 2002 (Date of Inception) through December 31, 2002, and for the period from December 31, 2002 (Date of Inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and current liabilities exceed current assets, all of which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

L.L. Bradford & Company, LLC
February 2, 2004
Las Vegas, Nevada

F-1

Skybridge Wireless, Inc.
(Development Stage Company)
BALANCE SHEET

December 31, 2003
ASSETS
Current assets
Cash	$156

Total current assets	156
Fixed assets, net	59,350

Total assets	$59,506

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$35,856
Due to related parties	552,914

Total current liabilities	588,770

Total liabilities	588,770
Commitments and contingencies	--
Stockholders' deficit
Common stock; $0.001 par value; 1,000,000,000 shares
authorized, 401,714,120 shares issued and
outstanding	401,714
Additional paid-in capital	1,172,918
Accumulated deficit during the development stage	(2,103,896)

Total stockholders' deficit	(529,264)

Total liabilities and stockholders' deficit	$59,506

The accompanying notes are an integral part of these financial statements.

F-2

Skybridge Wireless, Inc.
(Development Stage Company)
STATEMENT OF OPERATIONS

	For the year ended December 31, 2003	December 20, 2002 (Inception) through December 31, 2002	December 20, 2002 (Inception) through December 31, 2003
Revenue	$47,502	$--	$47,502
Cost of revenue	39,525	--	39,525

Gross profit	7,977	--	7,977
Operating expenses
Depreciation	22,290	--	22,290
Consulting and professional fees	1,350,126	33,000	1,383,126
Other general and administrative expenses	618,008	--	618,008

Total operating expenses	1,990,424	33,000	2,023,424

Loss from operations	(1,982,447)	(33,000)	(2,015,447)
Other expenses
Bad debt related to other receivable	(81,000)	--	(81,000)
Entertainment Internet acquisition cost	(7,449)	--	(7,449)

Loss before provision for income taxes	(2,070,896)	(33,000)	(2,103,896)
Provision for income taxes	--	--	--

Net loss	$(2,070,896)	$(33,000)	$(2,103,896)

Basic and diluted loss per common share	$(0.01)	$(0.00)	$(0.01)

Basic and diluted weighted average
common shares outstanding	373,201,472	33,000,000	371,826,358

The accompanying notes are an integral part of these financial statements.

F-3

Skybridge Wireless, Inc.
(Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Common Stock Shares Amount		Additional Paid-In Capital	Other Receivable	Deficit During Development Stage	Total Stockholders' Deficit
Balance at December 20, 2002 (Inception)	--	$--	$--	$--	$--	$--
Issuance of common stock to founders for
services, $0.001	330,000,000	330,000	(297,000)	--	--	33,000
Net loss	--	--	--	--	(33,000)	(33,000)

Balance December 31, 2002	330,000,000	330,000	(297,000)	--	(33,000)	--
Issuance of common stock for acquisition of
The Entertainment Internet, Inc., $0.001	76,554,120	76,554	(68,899)	--	--	7,655
Issuance of common stock for cash	15,150,000	15,150	249,850	--	--	265,000
Cancellation of common stock	(75,000,000)	(75,000)	75,000	--	--	--
Issuance of common stock for services	54,350,000	54,350	892,900	--	--	947,250
Issuance of common stock in satisfaction
of due to related party	60,000	60	2,940	--	--	3,000
Options granted for services	--	--	162,063	--	--	162,063
Issuance of common stock for other receivable	600,000	600	80,400	(81,000)	--	--
Bad debt related to other receivable	--	--	--	81,000	--	81,000
Reduction in due to related party
through paid-in capital	--	--	75,664	--	--	75,664
Net loss	--	--	--	--	(2,070,896)	(2,070,896)

Balance December 31, 2003	401,714,120	$401,714	$1,172,918	$--	$(2,103,896)	$(529,264)

The accompanying notes are an integral part of these financial statements.

F-4

Skybridge Wireless, Inc.
(Development Stage Company)
STATEMENTS OF CASH FLOWS

	For the year ended December 31, 2003	December 20, 2002 (Inception) Through December 31, 2002	December 20, 2002 (Inception) Through December 31, 2003
Cash flows from operating activities:
Net loss
	$(2,070,896)	$ (33,000)	$(2,103,896)
Adjustments to reconcile net loss to
net cash used by operating activities:
Stock based compensation	1,109,313	33,000	1,142,313
Entertainment Internet acquisition costs	7,449	--	7,449
Depreciation	22,290	--	22,290
Bad debt related to other receivable	81,000	--	81,000
Changes in operating assets and liabilities
Change in accounts payable	35,856	--	35,856

Net cash used by operating activities	(814,988)	--	(814,988)
Cash flows from investing activities:
Purchase of fixed assets	(81,640)	--	(81,640)

Net cash used in investing activities	(81,640)	--	(81,640)
Cash flows from financing activities:
Proceeds from issuance of common stock	265,000	--	265,000
Change in due to related parties	631,578	--	631,578
Cash received through acquisition
of Entertainment Internet	206	--	206

Net cash provided by financing activities	896,784	--	896,784
Net change in cash	156	--	156
Beginning cash balance	--	--	--

Ending cash balance	$156	$ ---	$156

Supplemental disclosure of cash flow:
Cash paid for interest	$--	$ --	$--

Cash paid for income taxes	$--	$ --	$--

Schedule of non-cash investing and financing activities
Purchase of an intangible asset through other liability	$47,000	$ --	$47,000

Issuance of 76,554,120 shares of common stock for
acquisition of Entertainment Internet	$7,655	$ --	$7,655

Issuance of 60,000 shares of common stock in
satisfaction of due to related party	$3,000	$ --	$3,000

Reduction in due to related party
through paid-in capital	$75,664	$ --	$75,664

The accompanying notes are an integral part of these financial statements.

F-5

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, HISTORY, AND SUMMARY OF SIGNIFICANT POLICIES

Description of business – SkyBridge Wireless, Inc. (hereinafter referred to as the “Company”) is a development stage company incorporated on December 20, 2002 under the laws of the state of Nevada. The business purpose of the Company is to develop a wireless network which provides access to the internet.

History – Entertainment Internet, Inc. (“ENIN”) was incorporated in Nevada on April 20, 1992 under the name of West Tech Services, Inc. ENIN underwent several amendments until 1998, when it changed its name to Entertainment Internet, Inc. and became inactive after 2000. On November 20, 2000, ENIN filed a voluntary petition for bankruptcy in the United States Bankruptcy Court under Chapter 11. ENIN emerged from bankruptcy under Chapter 7 pursuant to a Bankruptcy Court Order entered on November 28, 2001 with no remaining assets or liabilities.

On March 31, 2003, ENIN consummated an agreement to acquire all of the outstanding capital stock of SkyBridge Wireless, Inc., in exchange for 330,000,000 shares of the Company’s common stock (“ENIN Transaction”). Prior to the ENIN Transaction, ENIN was a non-operating public shell company with no operations, nominal net assets and 76,554,120 shares of common stock issued and outstanding; and SkyBridge Wireless, Inc. was a development stage company. The ENIN Transaction is considered to be a capital transaction in substance, rather than a business combination. Inasmuch, the ENIN Transaction is equivalent to the issuance of stock by a development stage company (SkyBridge Wireless, Inc.) for the net monetary assets of a non-operational public shell company (Entertainment Internet, Inc.), accompanied by a recapitalization. The accounting for the ENIN Transaction is identical to that resulting from a reverse acquisition, except goodwill or other intangible assets will not be recorded. The Company recognized an acquisition cost of $7,449, which is the net balance of the par value of the issuance of common stock related to the ENIN Transaction totaling $7,655 less the cash received from ENIN totaling $206. Accordingly, these financial statements are the historical financial statements of SkyBridge Wireless, Inc.

Going concern – The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is in the development stage and incurred a net loss of approximately $2,071,000 for the year ended December 31, 2003, with an accumulated loss during the development stage of approximately $2,104,000. The Company’s current liabilities exceed its current assets by approximately $589,000 as of December 31, 2003.

These conditions give rise to substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s continuation as a going concern is dependent upon its ability to obtain additional financing or sale of its common stock as may be required and ultimately to attain profitability.

Management’s plan, in this regard, is to raise financing of approximately $5,000,000 through a combination of equity and debt financing. Management believes this amount will be sufficient to finance the continuing development for the next twelve months. However, there is no assurance that the Company will be successful in raising such financing.

Amended articles of incorporation – In March 2003, a Certificate of Amendment to the Articles of Incorporation changed the number of authorized shares of common stock to 100,000,000. In September 2003, a Certificate of Amendment to the Articles of Incorporation changed the authorized shares from 100,000,000 shares to 1,000,000,000 shares.

F-6

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, HISTORY, AND SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

Stock split – In September 2003, the Company’s Board of Directors adopted a resolution whereby it approved a 10-to-1 stock split of the issued and outstanding shares of common stock. Accordingly, the accompanying financial statements have been retroactively restated to reflect the stock splits as if such stock splits occurred as of the Company’s date of inception.

Use of estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fixed assets – Fixed assets are stated at cost less accumulated depreciation. Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets which is primarily 3 years. The cost of repairs and maintenance is charged to expense as incurred. Expenditures for property betterments and renewals are capitalized. Upon sale or other disposition of a depreciable asset, cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in other income (expense).

The Company periodically evaluates whether events and circumstances have occurred that may warrant revision of the estimated useful life of fixed assets or whether the remaining balance of fixed assets should be evaluated for possible impairment. The Company uses an estimate of the related undiscounted cash flows over the remaining life of the fixed assets in measuring their recoverability.

Advertising and marketing costs – The Company recognizes advertising and marketing costs in accordance with Statement of Position 93-7 “Reporting on Advertising Costs.” Accordingly, the Company expenses the costs of producing advertisements at the time production occurs, and expenses the costs of communication advertising in the period in which the advertising space or airtime is used. Advertising costs are charged to expense as incurred. Advertising expenses was $4,385 and $ — for the year ended December 31, 2003 and for the period from December 20, 2002 (Date of Inception) through December 31, 2002, respectively.

Fair value of financial instruments — The carrying amounts and estimated fair values of the Company’s financial instruments approximate their fair value due to the short-term nature.

Earnings (loss) per share — Basic earnings (loss) per share excludes any dilutive effects of options, warrants and convertible securities. Basic earnings (loss) per share is computed using the weighted-average number of outstanding common shares during the applicable period. Diluted earnings per share is computed using the weighted average number of common and common stock equivalent shares outstanding during the period. Common stock equivalent shares are excluded from the computation if their effect is antidilutive.

Income taxes – The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

As of December 31, 2003, the Company has available net operating loss carryforwards that will expire in various periods through 2023. Such losses may not be fully deductible due to the significant amounts of non-cash service costs and the change in ownership rules under Section 382 of the Internal Revenue Code. The Company has established a valuation allowance for the full tax benefit of the operating loss carryovers due to the uncertainty regarding realization.

F-7

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, HISTORY, AND SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

Comprehensive loss – The Company has no components of other comprehensive loss. Accordingly, net loss equals comprehensive loss for all periods.

Segment information – The Company discloses segment information in accordance with SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which uses the Management approach to determine reportable segments. The Company operates under one segment.

Stock-based compensation – The Company applies Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and Related Interpretations, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123, Accounting for Stock-Based Compensation, which requires the recognition of compensation cost based upon the fair value of stock options at the grant date using the Black-Scholes option pricing model.

In August 2003, the Company cancelled all previously granted options to employees and currently has no outstanding warrants.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. SFAS No. 148 amends the transition and disclosure provisions of SFAS No. 123. The Company is currently evaluating SFAS No. 148 to determine if it will adopt SFAS No. 123 to account for employee stock options using the fair value method and, if so, when to begin transition to that method.

Net loss per common share – The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share and SEC Staff Accounting Bulletin No. 98. Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents, however, potential common shares are excluded if their effect is antidilutive. For the year ended December 31, 2003 and the period from December 20, 2002 (Inception) through December 31, 2003, no shares were excluded from the computation of diluted earnings per share because their effect would be antidilutive.

New accounting pronouncements – In July 2001, the FASB issued SFAS No. 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 is effective in fiscal years beginning after June 15, 2002, with early adoption permitted. The adoption of SFAS No. 143 did not have a material impact on the Company’s financial statements.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144 superseded Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, and APB Opinion No. 30, Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS No. 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted, and in general are to be applied prospectively. The adoption of SFAS No. 144 did not have a material impact on the Company’s financial statements for the years ended December 31, 2003 and 2002.

F-8

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

1.     DESCRIPTION OF BUSINESS, HISTORY, AND SUMMARY OF SIGNIFICANT POLICIES (CONTINUED)

New accounting pronouncements (continued) – In July 2002, the FASB issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities, such as restructurings, involuntarily terminating employees, and consolidating facilities initiated after December 31, 2002. The implementation of SFAS No. 146 did not have a material effect on the Company’s financial statements for the years ended December 31, 2003 and 2002.

In April 2003, the FASB issued SFAS No. 149, Amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 149 amends SFAS No. 133 for decisions made (1) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (2) in connection with other Board projects dealing with financial instruments, and (3) in connection with implementation issues raised in relation to the application of the definition of a derivative. The Statement clarifies under what circumstances a contract with an initial net investment meets the characteristics of a derivative discussed in paragraph 6(b) of SFAS No. 133, clarifies when a derivative contains a financing component, amends the definition of underlying to conform it to language used in FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. This statement is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The implementation of SFAS No. 149 did not have a material on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. In addition, the Statement requires an issuer to classify certain instruments with specific characteristics described in it as liabilities. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The implementation of SFAS No. 150 is not expected to have a material effect on the Company’s financial statements.

2.     FIXED ASSETS

        Fixed assets consist of the following as of December 31, 2003:

Computer, equipment and software	$81,640
Less: accumulated depreciation	22,290

Fixed assets, net	$59,350

3.     RELATED PARTY TRANSACTIONS

Due to related parties — As of December 31, 2003, due to related parties is comprised of balances totaling $345,414 and $207,500 from the founders of the Company and a stockholder of the Company, respectively. The balances bear no interest, are unsecured and due on demand.

        During December 2003, the founders of the Company converted $75,664 due to related parties into additional paid-in capital. The founders of the Company did not receive common stock for this conversion.

Rent – The Company operates from a leased facility on a month-to-month basis, currently $1,500 per month, which is leased from a stockholder of the Company. For the year ended December 31, 2003 and the period from December 20, 2002 (Inception) through December 31, 2002, the rent expense totaled $18,000 and $ — , respectively.

F-9

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

3.     RELATED PARTY TRANSACTIONS (continued)

Stock options – In April 2003, the Company granted options to purchase 52,000,000 shares of the Company’s common stock to various officers and directors. The options are fully vested upon grant with an exercise price of $0.011 per share. The Company did not record compensation under the provisions of APB Opinion No. 25. In August 2003, the Company cancelled all the above options.

In April 2003, the Company granted options to purchase 20,000,000 shares of the Company’s common stock to a stockholder of the Company. The options are fully vested upon grant with an exercise price of $0.011. The grant was valued at $108,042 under the provisions of SFAS No. 123 using the Black-Scholes option pricing model under the following assumptions; no dividend yield, expected volatility of 91.67%, risk free interest rates of 1.6%, and expected life of 2 years.

In April 2003, the Company granted options to purchase 10,000,000 shares of the Company’s common stock to a director. The options are fully vested upon grant with an exercise price of $0.011. The grant was valued at $54,021 under the provisions of SFAS No. 123 using the Black-Scholes option pricing model under the following assumptions; no dividend yield, expected volatility of 91.67%, risk free interest rates of 1.6%, and expected lives of 2 years. In August 2003, the Company cancelled these options.

4.     STOCKHOLDERS’ DEFICIT

In December 2002, the Company issued 330,000,000 shares of common stock to the founders of the Company for consulting services totaling $33,000.

        In April 2003, the Company issued 15,000,000 shares of common stock for cash totaling $250,000.

The Company determined 75,000,000 shares of ENIN’s common stock was issued in error during the bankruptcy, as discussed in Note 1. These shares were issued and held by the Company’s transfer agent and were not distributed. In April 2003, the 75,000,000 shares of the Company’s common stock were cancelled and recorded as a reduction to common stock and an increase to additional paid-in capital.

In April 2003, the Company issued 40,000,000 shares of common stock to various individuals for consulting services totaling $440,000.

        In July 2003, the Company issued 150,000 shares of common stock for cash totaling $15,000.

In July 2003, the Company issued 350,000 shares of common stock to an individual for consulting services totaling $47,250

In October 2003, the Company issued 500,000 shares of common stock for professional services totaling $35,000.

In November 2003, the Company issued 500,000 shares of common stock for professional services totaling $35,000.

In December 2003, the Company issued 13,000,000 shares of common stock for professional and consulting services totaling $390,000.

In July 2003, the Company issued 60,000 shares of common stock for payment of a due to related party totaling $3,000.

F-10

SKYBRIDGE WIRELESS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

4.     STOCKHOLDERS’ DEFICIT(continued)

During July 2003, the Company issued 600,000 shares of common stock to an individual for consulting services totaling $81,000. The individual than terminated the agreement and has agreed to return the shares to the Company upon payment of services totaling $1,440. The Company recorded an other receivable for the 600,000 shares totaling $81,000. As of December 31, 2003, management of the Company evaluated the receivable and determined that a valuation allowance should be established for the entire balance. Accordingly the Company recorded bad debt expense related to the receivable totaling $81,000 for the year ended December 31, 2003.

5.     COMMITMENTS AND CONTINGENCIES

N-E-T Service Corporation – In September 2003, the Company entered into an agreement to acquire 100% of the outstanding capital stock of N-E-T Service Corporation (“NET Transaction”), in exchange for 500,000 shares of the Company’s common stock totaling $47,000. Prior to the transaction, the only asset NET had was a distribution license with an Oregon company for a voice over IP system used in connection with the internet. The system would allow businesses to connect their phone systems through the internet. As of the date of this report, the stock had not been issued.

6.    OTHER

Network installation – In May 2003 the Company entered into an Agreement with Independent Contractor (“the Contract”) whereby the Company would install a high speed wireless network on a reservation in Canada. In the three months ended September 30, 2003, the Company completed the installation of the high speed wireless network in Canada whereby the Company realized a one-time revenue approximating $33,000. The Company has no future obligations under the Contract nor will receive future revenue from the installation.

Engagement for legal services – In October 2003, the Company engaged an attorney to assist the Company with corporate minutes and a Form S-8 filing in exchange for 500,000 shares of the Company’s common stock. The attorney has provided additional services for which the Company issued an additional 10,500,000 shares of the Company’s common stock. The Company recorded the issuances at $35,000 and $425,000 respectively.

Engagement for consulting services – In December 2003, the Company entered into a Management Consulting Agreement (the “Agreement”) with an individual to act as a management consultant in exchange for 3,000,000 shares of the Company’s Common stock. The Company issued the stock in December 2003 valued at $90,000.

Dividend – In October 2003, the Company announced a stock dividend of one share of NET common stock for every share of the Company’s common stock held by stockholders as of October 10, 2003. As of the date of this report, the shares have not been issued.

7.     SUBSEQUENT EVENTS

Stock issuance for rent – In January 2004, the Company issued 75,000 shares to a stockholder for accrued rent totaling $3,000.

F-11

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of The Entertainment Internet, Inc. (development stage company) at December 31, 2002 and the statements of operations, stockholders’ equity, and cash flows for the year ended December 31,2002 and the period November 28, 2001 to December 31, 2001 and the period November 28, 2001 (date of inception of development stage) to December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Entertainment Internet, Inc. at December 31, 2002 and the statements of operations and cash flows for the year ended December 31, 2002 and the period November 28, 2001 to December 31, 2001 and the period November 28, 2001 (date of inception of development stage) to December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital to service its debt and for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Salt Lake City, Utah March 21, 2003	s/ SELLERS AND ANDERSEN, LLC

F-1

Financial Statements December 31, 2002

The Entertainment Internet, Inc.
(Development Stage Company)
BALANCE SHEET

Dec. 31, 2002
ASSETS
CURRENT ASSETS
Cash	$--

Total Current Assets	$--

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - related parties	$16,266
Accounts payable	1,060

Total Current Liabilities	17,326
STOCKHOLDERS' EQUITY
Common stock
50,000,000 shares authorized, $0.001 par value,
7,655,412 shares issued and outstanding	7,655
Capital in excess of par value	44,845
Deficit accumulated during the development
stage - dated November 28, 2001 - Note 1	(69,826)

Total Stockholders' Deficiency	(17,326)

$--

The accompanying notes are an integral part of these financial statements.

F-2

The Entertainment Internet, Inc.
(Development Stage Company)
STATEMENT OF OPERATIONS
For the year ended December 31, 2002 and the period November 28, 2001 to December 31, 2001 and the period November 28, 2001 (date of inception of development stage) to December 31, 2002

	Dec. 31, 2002	Dec. 31, 2001	Nov. 28, 2001 to Dec. 31, 2002
REVENUES	$--	$--	$--
EXPENSES
Administrative	16,945	2,881	19,826
Goodwill expensed	--	50,000	50,000

	16,945	52,881	69,826

NET LOSS	$(16,945)	$(52,881)	$(69,826)

NET LOSS PER COMMON SHARE
Basic	$(0.00)	$(0.01)

WEIGHTED AVERAGE OUTSTANDING SHARES
Basic (stated in 1,000's)	7,655	7,655

The accompanying notes are an integral part of these financial statements.

F-3

The Entertainment Internet, Inc.
(Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period November 28, 2001 (date of inception of development stage) to December 31, 2002

	Common Stock Shares Amount		Capital in Excess of Par Value	Deficit Accumulated During the Development Stage
Balance November 28, 2001 - Note 1	155,412	$155	$(155)	$--
Issuance of common stock pursuant
to bankruptcy agreement
November 28, 2001 - Note 1	7,500,000	7,500	42,500	--
Contributions to capital - expenses -
related parties	--	--	500	--
Net operating loss for the period November
28, 2001 to December 31, 2001	--	--	--	(52,881)

Balance December 31, 2001	7,655,412	$7,655	$42,845	$(52,881)

Contributions to capital - expenses -
related parties	--	--	2,000	--
Net operating loss for the year
December 31, 2002	--	--	--	(16,945)

Balance December 31, 2002	7,655,412	$7,655	$44,845	$(69,826)

The accompanying notes are an integral part of these financial statements.

F-4

The Entertainment Internet, Inc.
(Development Stage Company)
STATEMENT OF CASH FLOWS
For the year ended December 31, 2002 and the period November 28, 2001 to December 31, 2001 and the period November 28, 2001 (date of inception of development stage) to December 31, 2002

	Dec. 31, 2002	Dec. 31, 2001	Nov. 28, 2001 to Dec. 31, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(16,945)	$(52,881)	$(69,826)
Adjustments to reconcile net loss to net
cash provided by operating activities
Goodwill expensed	50,000	50,000
Contributions to capital - expenses	2,000	500	2,500
Changes in accounts payable	14,945	2,381	17,326

Net Change in Cash from Operations	$--	$--	$--

CASH FLOWS FROM INVESTING ACTIVITIES	--	--	--

CASH FLOWS FROM FINANCING ACTIVITIES	--	--	--

Net Increase (Decrease) in Cash	--	--	--
Cash at Beginning of Period	--	--	--

Cash at End of Period	$--	$--	$--

SCHEDULE OF NONCASH OPERATING AND FINANCING ACTIVITIES
Contributions to capital - expenses	$2,000	$500	$2,500

The accompanying notes are an integral part of these financial statements.

F-5

The Entertainment Internet, Inc.
(Development Stage Company)
NOTES TO FINANCIAL STATEMENTS

1.     ORGANIZATION

The Company was incorporated under the laws of the state of Nevada on April 20, 1992 with authorized stock of 25,000 shares with no par value with the name of “West Tech Services, Inc.”. Through a series of amendments to the articles of incorporation prior to November 22, 2000, the Company’s authorized stock was increased to 75,000,000 shares of common stock with $.001 par value and 1,000,000 shares of preferred stock with no par value. On August 3, 1998 the Company’s name was changed to “The Entertainment Internet, Inc.” The Company was engaged in the business of developing and marketing a website that integrated motion picture, television and theatrical talent casting and agent submission services for the entertainment industry and became inactive after 2000.

On November 22, 2000, the Company filed a voluntary petition for bankruptcy in the United States Bankruptcy Court under Chapter 11. The Company emerged from bankruptcy under Chapter 7 pursuant to a Bankruptcy Court Order entered on November 28, 2001 with no remaining assets or liabilities.

The bankruptcy settlement included a cancellation of the authorized and any outstanding preferred shares; a cancellation of all common and preferred share conversion rights including warrants, options and convertible debt; a reverse common stock split of 300 shares of outstanding stock for one share; and the issuance of 7,500,000 post split common shares in exchange for $50,000, which was paid into the bankruptcy court by recipients of the shares. The total of the post split outstanding shares, following completion of the terms of the settlement, was 7,655,412.

On November 28, 2001, the authorized common stock was reduced to 50,000,000 shares with $.001 par value.

Amended articles of incorporation completing the terms of the bankruptcy have been filed in the state of Nevada.

This report has been prepared showing the name “The Entertainment Internet, Inc.” and the post split common stock, with $.001 par value, from inception. The accumulated deficit has been restated to zero and dated November 28, 2001 with the statement of operations to begin on November 28, 2001.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

F-6

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

On December 31, 2002, the Company had a net operating loss available for carry forward of $69,826. The tax benefit of $20,948 from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is undeterminable since the Company has no operations. The loss carryover will expire starting in 2022 through 2023.

Basic and Diluted Net Income (Loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding. Diluted net income (loss) per share amounts are computed using the weighted average number of common shares and common equivalent shares outstanding unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Goodwill

The Company has adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”. On November 28, 2001, the Company assigned the $50,000 purchase price for 7,500,000 common shares as goodwill to its sole reporting unit. At the same time, the Company conducted an impairment test and determined that the goodwill balance was fully impaired due to uncertainty with regard to future cash flows, a general lack of financial resources, and items described in note 5 below. In accordance with this impairment, the Company wrote off the entire goodwill balance against earnings.

Financial Instruments

The carrying amounts of financial instruments, including accounts payable, are considered by management to be their estimated fair values.

Financial and Concentration Risk

The Company does not have any concentration or related financial credit risk.

Revenue Recognition

Revenue is recognized on the sale and delivery of product or the completion of services provided.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

F-7

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.     SIGNIFICANT TRANSACTIONS WITH A RELATED PARTY

Transactions, with a related party, have been completed between the Company and the president-director and consist of the following.

Acquisition of 33% of the outstanding common capital stock. A demand no interest loan to the Company of $16,266.

4.     COMMON CAPITAL STOCK

The outstanding common capital stock on November 22, 2000 (the date the Company filed for bankruptcy) was 46,623,600 shares which included a Rule 504 of Regulation D offering during 1998 and 1999 of 3,597,645 shares. As part of the bankruptcy a reverse split was completed reducing the outstanding shares to 155,412 and the issuance of 7,500,000 post split shares resulting in the outstanding shares of 7,655,412 on the balance sheet date.

5.     GOING CONCERN

The Company intends to seek a business opportunity that may provide a profit, however, the Company does not have the working capital necessary to be successful in this effort and to service its debt.

Continuation of the Company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through related party loans which will enable the Company to operate for the coming year.

F-8

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure

Except as disclosed below, during our two most recent fiscal years, our principal independent accountant neither resigned (or declined to stand for re-election) or was dismissed. On April 22, 2003, Andersen, Andersen & Strong resigned as our Certifying Accountant. The principal accountant’s report on the financial statement for either of the past two years did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except for going concern opinions. During our two most recent fiscal years and any subsequent interim period preceding such resignation there were no disagreements with the former accountant on any matter of accounting principles or practices.

Effective on April 22, 2003, we engaged the firm of L.L. Bradford & Company, LLC (LLB&C) to serve as the new principal accountant to audit our. The decision to retain LLB&C was approved by the Board of Directors. During our two most recent fiscal years, and the subsequent interim period prior to engaging LLB&C, we did not (nor anyone on our behalf) consulted the newly engaged accountant regarding any matter. LLB&C was never consulted during the two most recent fiscal years and the subsequent interim period prior to engagement as auditor for us regarding the application of the accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements and no written or oral advice was provided that was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

In reliance on applicable provisions of the Nevada Revised Statutes (NRS) such as NRS 78.7502, titled “Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions,” and NRS 78.751, titled “Authorization required for discretionary indemnification; advancement of expenses; limitation on indemnification and advancement of expenses,” and to the full extent otherwise permitted under Nevada law, our Restated Articles of Incorporation (Articles Seven and Eight) and By-laws (Article VII) contemplate full indemnification of our officers, directors and other agents against certain liabilities. This means that our officers, directors and other agents may not be liable to shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud or a knowing violation of the law. Officers and directors are also indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty and in any criminal matter, and had reasonable cause to believe that their conduct was not unlawful.

Though officers and directors are accountable to the Company as fiduciaries, which means that officers and directors are required to exercise good faith and integrity in handling our affairs, purchasers of the securities registered hereby should be on notice that they may have a more limited right of action as a result of these various indemnification provisions than they might otherwise have.

Item 25. Other Expenses of Issuance and Distribution.

        Expenses estimated to be incurred by us for the issuance and distribution of this prospectus are as follows:

SEC registration fee	$607.13
Printing and reproduction costs,	$1,000
Legal and accounting fees and expenses	$24,000
Total	$25,607.13

Item 26. Recent Sales of Unregistered Securities.

Sales of Unregistered Securities

On September 27, 2004, we issued 1,000,000 shares of our common stock to our attorney in consideration for legal services provided to us in connection with this prospectus. These shares were valued at $19,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

Since July 2004, we have has issued an aggregate of $410,000 in convertible debentures to accredited investors. Interest on the debentures is payable quarterly at an annual rate of 8%; the debentures mature in 5 years unless converted into shares of our common stock. The debentures are immediately due and payable if an interest payment is not made when due, the shares to be issued upon due conversion are not issued, bankruptcy or judgments in excess of $500,000 is entered or our stock is no longer listed for a period of 10 business days. The debentures were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On June 30, 2004, we issued 40,000,000 shares of common stock to our Chief Executive Officer as compensation for services rendered during the previous year valued at $640,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

In April 2004, we engaged May Davis Group, Inc., a registered broker-dealer, to advise the Company in connection with the convertible debentures. We issued 2,000,000 shares of common stock to May Davis as part of its fee, which shares are restricted. In addition to these shares, we issued 4,000,000 shares of restricted common stock to May Davis for the placement of $500,000 in convertible debentures with investors.

The shares issued to May Davis are exempt under Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering. May Davis will be deemed an underwriter with respect to these shares of common stock. The offer and sale of the convertible debentures (and the conversion thereof) is exempt from registration pursuant to Regulation D, as all of the purchasers of the convertible debentures were accredited investors.

On March 24, 2004, we issued 10,000,000 shares of common stock to an individual for consulting services totaling $525,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On January 27, 2004, we issued 75,000 shares of common stock to a stockholder of the Company for payment of accounts payable to the stockholder totaling $3,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On January 27, 2004, we issued 50,000 shares of common stock to an individual for consulting services totaling $103,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On January 15, 2004, we granted options to purchase 4,000,000 shares of our common stock to stockholders. The options are fully vested upon grant with an exercise price of $0.03 per share. The grant was valued at $26,996 under the provisions of SFAS No. 123. During February 2004, a stockholder exercised a portion of the above options to purchase 3,170,833 shares of the Company’s common stock for $95,125. As of March 31, 2004, we had not issued the stock and accordingly, recorded an “Other liability – related party” totaling $95,125. These options were granted under an exemption provided by Rule 701, as a grant of securities under a written compensatory benefit plan (or written compensation contract) which, along with our other grants made under Rule 701, did not exceed $1 million in any 12 consecutive month period.

On September 10, 2003, we acquired 100% of the outstanding capital stock of N-E-T Service Corporation (“NET Transaction”) in exchange for 500,000 shares of our common stock. These shares were issued under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On August 19, 2003, we issued 150,000 shares of common stock to Shareholder Relations USA, Inc. for cash totaling $15,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On July 30, 2003, we issued 350,000 shares of common stock to an individual for consulting services totaling $47,250. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering. These shares were subsequently canceled since the services were never provided.

On July 30, 2003, we issued 600,000 shares of common stock for payment of a loan due to a related party totaling $3,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering. The shares were subsequently returned to us.

On April 4, 2003, we granted options to purchase 52,000,000 shares of our common stock to various officers and directors. These options fully vested upon grant and had an exercise price of $0.011 per share. On August 22, 2003, we cancelled all the above options. These options were granted under an exemption provided by Rule 701, as a grant of securities under a written compensatory benefit plan (or written compensation contract) which, along with our other grants made under Rule 701, did not exceed $1 million in any 12 consecutive month period.

On April 4, 2003, we granted options to purchase 20,000,000 shares of our common stock to one of our stockholders. The options fully vested upon grant with an exercise price of $0.011. The grant was valued at $108,042 under the provisions of SFAS No. 123. These options were granted under an exemption provided by Rule 701, as a grant of securities under a written compensatory benefit plan (or written compensation contract) which, along with our other grants made under Rule 701, did not exceeds $1 million in any 12 consecutive month period.

On April 4, 2003, we granted options to purchase 10,000,000 shares of our common stock to a director. The options are fully vested upon grant with an exercise price of $0.011. On August 22, 2003, we cancelled these options. These options were granted under an exemption provided by Rule 701, as a grant of securities under a written compensatory benefit plan (or written compensation contract) which, along with our other grants made under Rule 701, did not exceed $1 million in any 12 consecutive month period.

On May 20, 2003, we issued 15,000,000 shares of common stock for cash totaling $250,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On March 31, 2003, we issued 40,000,000 shares of common stock to the previous owners of the company for consulting services totaling $440,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On March 31, 2003, ENIN consummated an agreement to acquire all of the outstanding capital stock of SkyBridge Wireless, Inc., in exchange for 330,000,000 shares of our common stock (“ENIN Transaction”). Prior to the ENIN Transaction, ENIN was a non-operating public shell company with no operations, nominal net assets and 76,554,120 shares of common stock issued and outstanding; and SkyBridge Wireless, Inc. was a development stage company. The ENIN Transaction is considered to be a capital transaction in substance, rather than a business combination. Inasmuch, the ENIN Transaction is equivalent to the issuance of stock by a development stage company (SkyBridge Wireless, Inc.) for the net monetary assets of a non-operational public shell company (Entertainment Internet, Inc.), accompanied by a recapitalization. These shares were issued under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

On December 20, 2002, we issued 33,000,000 shares of common stock to our founders in exchange for consulting services totaling $33,000. These shares were granted under an exemption provided by Section 4(2) of the Securities Act of 1933, as an offer and sale of securities not involving a public offering.

Item 27. Exhibits.

Exhibits required by Item 601 of Regulation S-B. The following exhibits are filed as a part of, or incorporated by reference into, this Report:

Number       Description

3.1	Certificate of Incorporation, as amended #

3.2	By-laws (a)

4.1	Specimen Stock Certificate #

5.1	Opinion of David Lubin & Associates #

10.1	SkyBridge Wireless, Inc. 2004 Equity Incentive Plan (b)

10.2	Consultant Stock Plan 2003 (c)

10.3	Private Equity Credit Agreement dated as of September 30, 2004, by and between Globalvest Partners, LLC and SkyBridge Wireless, LLC (d)

10.4	Registration Rights Agreement dated as of September 30, 2004, by and between Globalvest Partners, LLC and SkyBridge Wireless, LLC (d)

10.5	Form of Securities Purchase Agreement and Convertible Debenture (d)

10.6	Employment Agreement dated as of October 26, 2004 by and between SkyBridge Wireless, Inc. and James Wheeler (e)

10.7	Employment Agreement dated as of October 26 , 2004 by and between SkyBridge Wireless, Inc. and Jason Neiberger (e)

10.8	Buyout Agreement dated as of October 26, 2004 among SkyBridge Wireless, Inc., James Wheeler and Jason Neiberger (e)

23.1	Consent of L.L. Bradford & Company, LLC #

23.2	Consent of Andersen, Andersen & Strong #

23.2	Consent of David Lubin & Associates ((included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page of this Registration Statement).

# Exhibit filed herewith.

(a)     Incorporated herein by reference to Exhibit 3.2 to the Company’s registration statement on Form 10-SB filed on March 8, 2002, SEC File Number 000-28173.

(b)     Incorporated herein by reference to Exhibit 4.1 to the Company’s registration statement on Form S-8 filed on August 11, 2004, SEC File Number 333-118146.

(c)     Incorporated herein by reference to Exhibit 10.1 to the Company’s registration statement on Form S-8 filed on October 29, 2003, SEC File Number 333-110062.

(d)     Incorporated herein by reference to Exhibits 10.1, 10.2 and 10.3 to the Company’s current report on Form 8-K filed on October 5, 2004, SEC File Number 000-28173.

(e)     Incorporated by reference to Exhibits 10.1, 10.2 and 10.3 to the Company’s current report on Form 8-K filed on October 28, 2004, SEC File Number 000-28173.

Item 28. Undertakings.

        The undersigned registrant hereby undertakes that:

(1)	It will file, during any period in which it offers or sell securities, a post-effective amendment to this Registration Statement to:

(i)	Include any prospectus required by Section 10(a) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2)	For the purpose of determining any liability under the Securities Act of 1933, treat each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof; and

(3)	It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form SB-2 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Las Vegas, State of Nevada, on November 23, 2004.

SKYBRIDGE WIRELESS, INC. By: /s/ James Wheeler James Wheeler Chief Executive Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James Wheeler and Jason Neiberger, and each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ James Wheeler	Chief Executive Officer and a Director	November 23, 2004
James Wheeler	(Principal Executive Officer and
Principal Financial and Accounting Officer)

/s/ Jason Neiberger	President	November 23, 2004
Jason Neiberger

/s/ Gene Crusie	Director	November 23, 2004
Gene Crusie